Exhibit 10.4

Execution Version

U.S. $1,500,000,000

FIVE-YEAR CREDIT AGREEMENT

Dated as of July 1, 2015

among

BAXTER INTERNATIONAL INC.

as Borrower

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as Banks

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Administrative Agent

and

BANK OF AMERICA, N.A.

and

CITIBANK, N.A.

as Syndication Agents

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

CITIGROUP GLOBAL MARKETS INC.

Co-Lead Arrangers and Joint Bookrunners

EXHIBITS AND SCHEDULES

Exhibit 2.02	-	Form of Notice of Borrowing

Exhibit 2.03	-	Form of Notice of Interest Rate Election

Exhibit 11.06	-	Form of Assignment and Acceptance

Exhibit C-1	-	Form of U.S. Tax Compliance Certificate

Exhibit C-2	-	Form of U.S. Tax Compliance Certificate

Exhibit C-3	-	Form of U.S. Tax Compliance Certificate

Exhibit C-4	-	Form of U.S. Tax Compliance Certificate

Schedule 1.01	-	Commitments

Schedule 1.02	-	Existing Letters of Credit

Schedule 5	-	Pricing Matrix

FIVE-YEAR CREDIT AGREEMENT

Dated as of July 1, 2015

Baxter International Inc., a Delaware corporation (the “Borrower”), the financial institutions listed on the signature pages of this Agreement under the heading “Banks” (such financial institutions and any successor financial institution that becomes a party to this Agreement pursuant to Section 2.05, 5.18 or 11.06, each a “Bank” and collectively, the “Banks”), and JPMorgan Chase Bank, National Association (“JPMorgan Chase”), as administrative agent hereunder (such administrative agent and any successor administrative agent appointed pursuant to Section 10.07, “Administrative Agent”), agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Five-Year Credit Agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Act” has the meaning assigned to that term in Section 11.15.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means (a) an advance by a Bank to the Borrower pursuant to Section 2.01, as the same may be Converted or continued from time to time pursuant to Section 2.03, (b) an advance by a Swingline Bank to the Borrower pursuant to Section 3.01 or (c) an automatic advance by a Bank to the Borrower pursuant to Section 4.06. At any time, depending upon the interest rate selected therefor or otherwise applicable thereto in accordance with Section 2.03 or 5.01, an Advance shall be a Base Rate Advance or a Eurodollar Rate Advance.

“Affiliate” means, as to any Person at any time, any other Person that at such time, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all Banks hereunder at such time.

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate amount of the Revolving Credit Exposure of all Banks hereunder at such time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Base Rate Margin” means, at any time with respect to each outstanding Base Rate Advance, a rate per annum determined in accordance with Schedule 5.

“Applicable Eurodollar Margin” means, at any time with respect to each outstanding Eurodollar Rate Advance, a rate per annum determined in accordance with Schedule 5.

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Advance, and such Bank’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Percentage” means, with respect to a Bank, such Bank’s pro rata share of the Aggregate Commitments (or, after the Commitments have been terminated, the aggregate unpaid principal amount of Advances and L/C Obligations then outstanding under the Agreement).

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignment and Acceptance” has the meaning assigned to that term in Section 11.06(c).

“Bank” and “Banks” are defined in the first paragraph hereof. Unless the context otherwise requires, the term “Banks” includes the Swingline Banks and the Issuing Banks.

“Bank Termination Date” has the meaning assigned to that term in Section 5.18(b).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means a fluctuating rate of interest equal to the highest of (a) the Prime Rate, (b) the sum of the Federal Funds Rate plus 1/2% per annum and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on page LIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute Reuters page that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective from the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively.

“Base Rate Advance” means (a) an Advance made or to be made by a Bank pursuant to Section 2.01, as a Base Rate Advance in accordance with the applicable Notice of Borrowing, or pursuant to Section 5.01, as a Base Rate Advance in substitution for a Eurodollar Rate Advance, or pursuant to Section 4.06, as a Base Rate Advance by a Bank funding an unreimbursed Reimbursement Obligation, and (b) any Advance Converted into a Base Rate Advance in accordance with Section 2.03 or Section 5.01. Each Base Rate Advance shall bear interest as provided in Section 5.07(a).

“Baxter Debt Tender” means the tender offers for, or make-whole redemptions with respect to, up to $3,000,000,000 of the Borrower’s issued and outstanding indebtedness, to be launched in connection with the Spin Off.

“Borrower” is defined in the first paragraph hereof.

“Borrowing” means (a) a borrowing consisting of Advances of the same Type, and as to which a single Interest Period is in effect, made on the same day by the Banks, as the same may be Converted or continued from time to time pursuant to Section 2.03 and after giving effect to any subsequent Conversion or continuation in connection with which a single Borrowing may have been divided into several Borrowings or several Borrowings may have been combined (in whole or in part) into a single Borrowing, (b) a Swingline Loan or (c) a borrowing of Advances pursuant to Section 4.06 made on the same day by the Banks. An Advance substituted, pursuant to Section 5.01, for an Advance made in connection with any Borrowing shall continue to comprise a part of such Borrowing with the same effect as if such substituted Advance were an Advance of the Type requested in the applicable Notice of Borrowing or Notice of Interest Rate Election.

“Borrowing Date” means a date on which an Advance is, or is proposed to be, made hereunder, or a Letter of Credit is, or is proposed to be, issued hereunder.

“Business Day” means (a) with respect to a Base Rate Advance or for any other purpose not relating to any borrowing, payment or rate selection of Eurodollar Rate Advances, a Domestic Business Day, and (b) with respect to a Eurodollar Rate Advance, a Eurodollar Business Day.

“Cash Equivalent Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Law” has the meaning assigned to that term in Section 5.13.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of fifty percent (50%) or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Closing Date” means July 1, 2015.

“Code” means the Internal Revenue Code of 1986.

“Co-Lead Arrangers” means J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacities as Co-Lead Arrangers and Joint Bookrunners.

“Commitment” means, with respect to each Bank, the commitment of such Bank to make Advances and to acquire participations in Swingline Loans and Letters of Credit hereunder, the maximum extent of such commitment being expressed as the amount indicated opposite such Bank’s name on Schedule 1.01 hereto, as such amount may from time to time have been increased pursuant to Section 2.05, reduced pursuant to Section 5.05 or modified in accordance with Section 11.06.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the full consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the financial statements referred to in Section 7.01(f).

“Consolidated Adjusted Debt” means, as of any date of determination, the amount of Debt as of such date; provided that on any date on which the outstanding principal amount of all Advances is zero, Consolidated Adjusted Debt shall be deemed reduced by an amount equal to the lesser of (a) $1,500,000,000 (the “Cash Cap”) and (b) the sum of (i) 100% of the unrestricted cash and Cash Equivalent Investments held by the Borrower and its domestic Consolidated Subsidiaries on such date, plus (ii) 65% of the unrestricted cash and Cash Equivalent Investments held by foreign Consolidated Subsidiaries of the Borrower on such date; provided, further, that until the earlier of (x) the date the Borrower consummates the Baxter Debt Tender in full and (y) September 1, 2015, the Cash Cap shall be increased by $3,000,000,000.

“Consolidated EBITDA” means, with reference to any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries for such period, plus, to the extent deducted from revenues in determining such net income (or loss), without duplication, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including goodwill) and organization costs, (v) any extraordinary, unusual or non-recurring non-cash expenses or losses or other non-cash charges (including, whether or not otherwise includable as a separate item in the statement of such net income for such period, non-cash losses on sales of assets outside of the ordinary course of business) which the Borrower reasonably believes will not result in a cash charge or payment, (vi) cash transaction costs and other costs and expenses arising from, occurring in connection with or relating to the Spin Off and recorded within 18 months after the consummation thereof, including any restructuring costs and expenses, any advisory fees (including investment banking fees), legal accounting costs and expenses, consulting costs and debt breakage costs (including any make whole or prepayment premiums, write offs or swap termination costs), and (vii) cash restructuring charges, non-recurring cash charges, unusual cash charges and extraordinary cash charges (including any Gambro related integration costs and expenses or other similar costs and expenses), provided that the amount under this clause (vii), together with any pro forma cash restructuring charge, non-recurring cash charge and extraordinary cash charge adjustments pursuant to the proviso below shall in no event exceed $150,000,000 in the aggregate for such period and minus, to the extent included in such net income, (a) extraordinary non-cash gains realized other than in the ordinary course of business, (b) gains realized other than in the ordinary course of business that are non-cash, non-operating and non-recurring, and (c) non-cash gains arising from accounting relating to income realized or adjustments to the value of equity held in entities that are not subsidiaries, all as determined in accordance with GAAP and calculated for the Borrower and its Consolidated Subsidiaries on a consolidated basis; provided, that solely for purposes of calculating Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries for the quarter ending June 30, 2015, in lieu of determining such amount in accordance with GAAP, such calculation shall be made by taking the applicable figures from the Form 10-Q of the Borrower for such period and reducing them by the applicable figures from the Form 10-Q of Baxalta Incorporated for such period; provided, further that for purposes of calculating Consolidated EBITDA, if the sales revenue generated by any Person or business unit acquired, divested or liquidated, by the Borrower or any Subsidiary during such period in the 12 months prior to such acquisition, divestiture or liquidation was

$25,000,000 or more, then the consolidated net income of such Person or business unit acquired, or divested or liquidated (plus, to the extent deducted in determining such consolidated net income, Consolidated Interest Expense, income tax expense, depreciation and amortization and non-cash compensation expenses of such Person or business unit) shall be included (or, in the case of a divestiture or liquidation, excluded) on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Debt in connection therewith (or the consummation of such divestiture or liquidation) occurred on the first day of such period) in accordance with Article 11 of Regulation S-X of the SEC. Notwithstanding the foregoing, Consolidated EBITDA for each fiscal quarter ending on the date set forth below shall be deemed to be the amount set forth below opposite such fiscal quarter end:

Fiscal Quarter Ending	Consolidated EBITDA
September 30, 2014	$497,000,000
December 31, 2014	$478,000,000
March 31, 2015	$324,000,000

“Consolidated Interest Expense” means, for any period, total cash interest expense deducted in accordance with GAAP in the computation of net income of the Borrower and its Consolidated Subsidiaries for such period with respect to all outstanding Debt of the Borrower and its Consolidated Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs of rate hedging in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Tangible Assets” means the total amount of assets which would be included on a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries (and which shall reflect the deduction of applicable reserves) after deducting therefrom all current liabilities of the Borrower and its Consolidated Subsidiaries and all Intangible Assets.

“Consolidated Subsidiary” means any Subsidiary of the Borrower the accounts of which are Consolidated.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Convert,” “Conversion,” “Converting” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03.

“Credit Extension” means a borrowing of Advances or the issuance of a Letter of Credit hereunder.

“Credit Ratings” has the meaning assigned to that term in Schedule 5.

“Debentures” means long-term debt securities (without third-party credit enhancement).

“Debt” means the sum of: (a) indebtedness for borrowed money or for the deferred purchase price of property or services carried as indebtedness on the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries (excluding accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (b) obligations of the Borrower and its Consolidated Subsidiaries as lessee under leases that, in accordance with GAAP, are recorded as capital leases, and (c) obligations of the Borrower and its Consolidated Subsidiaries under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of other parties of the kinds referred to in clauses (a) and (b) above (other than Debt of any Subsidiary, to the extent such Debt is included in the calculation of Debt as a result of clause (a) or (b) above) in excess of $100,000,000 in the aggregate for all such obligations described in this clause (c). The term “Debt” shall not include the undrawn face amount of any letter of credit issued for the account of the Borrower or any of its Consolidated Subsidiaries, but shall include the reimbursement obligation owing from time to time by the Borrower or any of its Consolidated Subsidiaries in respect of drawings made under any letter of credit in the event reimbursement is not made immediately following the applicable drawing.

“Defaulting Bank” means (a) any Bank that (i) has failed, within two (2) Business Days of the date required to be funded or paid, to (1) fund any portion of its Commitment, (2) fund any portion of its participations in Letters of Credit or Swingline Loans or (3) pay over to any Recipient any other amount required to be paid by it hereunder, unless, in the case of clause (1) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrower or any Recipient in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding an advance under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three (3) Business Days after request by a Recipient, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and participations in then outstanding Letters of Credit, Swingline Loans and Advances under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (ii) upon such Recipient’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (iii) has become the subject of a Bankruptcy Event; or (b) a Bank whose Parent shall become the subject of a Bankruptcy Event.

“Dollars” and “$” means the lawful currency of the United States of America.

“Domestic Business Day” means a day (other than Saturday or Sunday) of the year on which banks are not required or authorized to close in New York City or Chicago, Illinois and are generally open for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Domestic Lending Office” means, with respect to each Bank, the office of such Bank specified as its “Domestic Lending Office” on an administrative questionnaire delivered to the Administrative Agent prior to the date such Bank becomes a party to this Agreement or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Environmental Laws” means federal, state, local and foreign laws, rules and regulations relating to the release, emission, disposal, storage and related handling of waste materials, pollutants and hazardous substances.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974. References to sections of ERISA also refer to any successor sections.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Business Day” means any Domestic Business Day on which dealings in Dollars are carried on in the London interbank market.

“Eurodollar Lending Office” means, with respect to each Bank, the office of such Bank specified as its “Eurodollar Lending Office” on an administrative questionnaire delivered to the Administrative Agent prior to the date of this Agreement (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Advance for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute Reuters page that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Eurodollar Screen Rate”) at approximately 11:00 a.m. London time two Business Days prior to the first day of such Interest Period; provided that if the Eurodollar Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Eurodollar Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurodollar Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate Advance” means (i) an Advance made or to be made by a Bank pursuant to Section 2.01 as a Eurodollar Rate Advance in accordance with the applicable Notice of Borrowing, and (ii) any Advance continued as or Converted into a Eurodollar Rate Advance in accordance with Section 2.03. Each Eurodollar Rate Advance shall bear interest as provided in Section 5.07(b).

“Eurodollar Rate Reserve Percentage” of any Bank for the Interest Period for any Eurodollar Rate Advance means the maximum reserve percentage applicable during such Interest Period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the reserve requirement (including any emergency, supplemental or other marginal reserve requirement and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Eurodollar Screen Rate” has the meaning assigned to it in the definition of “Eurodollar Rate.”

“Events of Default” has the meaning assigned to that term in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Advance or Commitment (other than an assignment made pursuant to Section 5.18) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 5.15, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.15(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Euro Facility” means Baxter Healthcare SA’s revolving credit agreement dated as of January 7, 2008.

“Existing Letters of Credit” means the Letters of Credit identified on Schedule 1.02 hereto.

“Existing US Facility’ means the Borrower’s four-year revolving credit agreement dated as of June 17, 2011.

“Facility Fee” is defined in Section 5.04(a).

“Facility Fee Rate” means a rate per annum determined in accordance with Schedule 5.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York or, if such rate is not so published for such day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. In the event that the Federal Funds Rate determined as provided above is less than zero, the Federal Funds Rate shall be deemed to be zero.

“Fitch” means Fitch, Inc., or its successor.

“Foreign Bank” means (a) if the Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Bank that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Form 10” means the Registration Statement on Form 10 filed with the SEC by Baxalta Incorporated on December 10, 2014, as amended from time to time, to effect the Spin Off, as declared effective on June 9, 2015.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Acts” is defined in Section 4.09(a).

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Entity” has the meaning assigned to that term in Section 8.02(a)(xvii).

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurodollar Rate”.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement or any Note and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intangible Assets” means all assets of the Borrower and its Consolidated Subsidiaries which are treated as intangibles in conformity with GAAP on the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries.

“Interest Coverage Ratio” means, (i) as of the last day of the fiscal quarter ended September 30, 2015, the ratio of (A) Consolidated EBITDA for such fiscal quarter to (B) Consolidated Interest Expense for such fiscal quarter, (ii) as of the last day of the period of two consecutive fiscal quarters ended December 31, 2015, the ratio of (A) Consolidated EBITDA for such period of two consecutive fiscal quarters to (B) Consolidated Interest Expense for such period, (iii) as of the last day of the three fiscal quarter period ended March 31, 2016, the ratio of (A) Consolidated EBITDA for such period of three consecutive fiscal quarters to (B) Consolidated Interest Expense for such period and (iv) as of the last day of any period of four consecutive fiscal quarters ending on or after June 30, 2016, the ratio of (A) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended, to (B) Consolidated Interest Expense for such period.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance (or, in the case of any Borrowing, on the effective date of continuation or Conversion thereof pursuant to Section 2.03) and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one (1), two (2) , three (3) or six (6) months; provided that:

(i) The duration of any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date;

(ii) Interest Periods commencing on the same day for Advances comprising the same Borrowing shall be of the same duration;

(iii) Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, unless such extension would cause the last day of such Interest Period to occur in the next following calendar month, in which case the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(iv) If an Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), such Interest Period shall end on the last Business Day of a calendar month.

“Interpolated Rate” means, at any time for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurodollar Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (i) the Eurodollar Screen Rate for the longest period for which the Eurodollar Screen Rate is available that is shorter than the Impacted Interest Period; and (ii) the Eurodollar Screen Rate for the shortest period for which that Eurodollar Screen Rate is available that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means each of JPMorgan Chase, Bank of America, N.A., Citibank, N.A. and any other Bank that, at the Borrower’s request, agrees, in such other Bank’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit under this Agreement, and their respective successors and assigns.

“JPMorgan Chase” is defined in the first paragraph hereof.

“L/C Application” means a letter of credit application and reimbursement agreement in such form as the applicable Issuing Bank may from time to time employ in the ordinary course of business.

“L/C Commitment” means, with respect to any Issuing Bank at any time, the amount indicated opposite such Bank’s name on Schedule 1.01 hereto or such other amount as may be agreed between such Issuing Bank and the Borrower, and specified to the Administrative Agent, from time to time.

“L/C Draft” means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means, at any time, the sum of the L/C Obligations at such time. The L/C Exposure of any Bank at any time shall be its Applicable Percentage of the total L/C Exposure at such time.

“L/C Interest” has the meaning assigned to such term in Section 4.05.

“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuing Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied). The L/C Obligations of any Bank at any time shall be such Bank’s Applicable Percentage multiplied by the aggregate L/C Obligations at such time.

“Letter of Credit” means any letter of credit issued by an Issuing Bank pursuant to Section 4.01.

“Letter of Credit Fee” is defined in Section 5.04(b).

“Letter of Credit Fee Rate” means a rate per annum determined in accordance with Schedule 5.

“Local Time” means Chicago time.

“Majority Banks” means at any time Banks having more than fifty percent (50%) of the then aggregate amount of the Commitments or, if the Commitments have been terminated, holding more than fifty percent (50%) of the Aggregate Revolving Credit Exposure then outstanding under this Agreement. The Commitments, Advances, Swingline Loans and L/C Obligations of any Defaulting Bank shall be disregarded in determining the Majority Banks at any time.

“Margin Regulations” has the meaning assigned to that term in Section 8.01(g).

“Margin Stock” has the meaning assigned to that term under Regulation U issued by the Board of Governors of the Federal Reserve System.

“Material Acquisition” means a transaction whereby by the Borrower or one of its Consolidated Subsidiaries acquires equity interests or assets of a Person (or a division or particular business of a Person), or merges, consolidates or otherwise combines with a Person (excluding, in each case above, a Person that was a Consolidated Subsidiary prior to such transaction), for aggregate cash consideration of $250,000,000 or more.

“Material Subsidiary” means any subsidiary of the Borrower that would be a significant subsidiary of the Borrower within the meaning of Rule 1-02(w)(2) under Regulation S-X promulgated by the Securities and Exchange Commission; provided that the reference to “10 percent of the total assets of the registrant and its subsidiaries” therein shall be deemed for the purposes of this definition to read as “20 percent of the total assets of the registrant and its subsidiaries”. As of the Closing Date, the Material Subsidiaries are Baxter Healthcare Corporation and Baxter World Trade Corporation.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any Material Subsidiary makes or is obligated to make contributions.

“Net Leverage Ratio” means, as of the last day of any period of four consecutive fiscal quarters, the ratio of (i) Consolidated Adjusted Debt as of such day to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended.

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Banks in accordance with the terms of Section 11.01 and (ii) has been approved by the Majority Banks.

“Note” has the meaning assigned to that term in Section 5.16(d).

“Notice of Borrowing” has the meaning assigned to that term in Section 2.02.

“Notice of Interest Rate Election” has the meaning assigned to that term in Section 2.03.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Note, or sold or assigned an interest in any Advance or this Agreement or any Note).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Note, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.18).

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any Material Subsidiary or to which the Borrower or any Material Subsidiary contributes or has an obligation to contribute.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMorgan Chase, changing when and as said prime rate changes.

“Receivable” has the meaning assigned to that term in Section 8.02(a)(xii).

“Recipient” means, as applicable, (i) the Administrative Agent, (ii) any Bank and (iii) any Issuing Bank.

“Register” has the meaning assigned to that term in Section 11.06(e).

“Reimbursement Obligation” is defined in Section 4.06.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates

“Revolving Credit Exposure” means, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Advances pursuant to Section 2.01, its L/C Exposure and its Swingline Exposure at such time.

“S&P” means Standard & Poor’s Financial Services, LLC, or its successor.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (ii) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of comprehensive country-wide economic or financial sanctions or trade embargoes imposed, administered or enforced by any Person listed in the definition of “Sanctions” (the Sanctioned Countries as of the date hereof being Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person controlled or more than 50% owned by any such Person.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Secured Debt” means the amount of Debt or other obligation or liability of the Borrower or any of its Material Subsidiaries the payment of which is secured by a Security Interest.

“Security Interest” means any lien, security interest, mortgage or other charge or encumbrance of any kind, title retention device, pledge or any other type of preferential arrangement, upon or with respect to any property of the Borrower or of any Material Subsidiary, whether now owned or hereafter acquired.

“Special Notice” has the meaning assigned to that term in Section 5.18(a).

“Spin Off” means the spin-off by the Borrower of Baxalta Incorporated described in the Form 10.

“Subsidiary” means, at any time, any entity with respect to which at such time the Borrower alone owns, the Borrower and one or more Subsidiaries together own, or the Borrower and any Person controlling the Borrower together own, in each such case directly or indirectly, capital stock (or the equivalent equity interest) having ordinary voting power to elect a majority of the members of the Board of Directors of such corporation (or, in the case of a partnership or joint venture, having the majority interest in the capital or profits of such entity).

“Successor Bank” has the meaning assigned to that term in Section 5.18(b).

“Swingline Banks” means JPMorgan Chase, Bank of America, N.A. and Citibank, N.A., each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Bank at any time shall be the sum of (i) its Applicable Percentage of the total Swingline Exposure at such time, other than with respect to any Swingline Loans made by such Bank in its capacity as a Swingline Bank, and (ii) the outstanding principal amount at such time of all Swingline Loans made by such Bank in its capacity as a Swingline Bank (less the amount of participations funded by the other Banks in such Swingline Loans).

“Swingline Loan” means a loan made pursuant to Section 3.01.

“Syndication Agents” means Bank of America, N.A. and Citibank, N.A., in their capacities as Syndication Agents.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TB Advance” has the meaning assigned to that term in Section 5.18(c).

“Terminated Bank” has the meaning assigned to that term in Section 5.18(b).

“Termination Date” means, the earlier of (i) July 1, 2020 and (ii) the date on which the Commitments shall have been reduced to zero or terminated in whole pursuant to the terms hereof.

“Termination Notice” has the meaning assigned to that term in Section 5.18(b).

“Type” of Advance means Eurodollar Rate Advances (including any Base Rate Advances which shall, pursuant to Section 5.01, be substituted therefor) or Base Rate Advances.

“Unfunded Liability” means, in the case of a Plan, the amount, if any, by which the present value of all vested benefits accrued to the date of determination under such Plan exceeds the fair market actuarial value of all assets of such Plan allocable to such benefits as of such date, calculated as of the most recent valuation date for such Plan by the Plan’s enrolled actuary using the actuarial assumptions used to calculate the Plan’s minimum funding obligation under ERISA.

“Unmatured Event of Default” means an event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (f) of Section 5.15.

SECTION 1.02. Accounting Terms and Principles.

(a) All accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent accountants or, in the case of the financial statements required to be delivered pursuant to Section 8.01(f)(i), as determined by the Borrower to be required in accordance with GAAP) with the December 31, 2014 audited Consolidated financial statements of the Borrower and its Consolidated Subsidiaries.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Majority Banks shall so request, the Administrative Agent, the Banks and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Banks); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and each Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.03. Other Interpretive Provisions. Unless the context otherwise requires, (a) any pronoun shall include the corresponding masculine, feminine and neuter forms; (b) the words “include” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) any definition of or reference to an agreement, instrument or other document (including this Agreement) shall be construed to refer to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified; (d) any reference to a Person shall be construed to include such Person’s successors and permitted assigns; (e) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections hereof, and Exhibits and Schedules hereto; (f) any reference to a law or regulation shall include all statutory and regulatory provisions consolidating, amending, supplementing, replacing or interpreting such law from time to time;

(g) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; and (h) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

ARTICLE II

THE BORROWING FACILITY

SECTION 2.01. The Borrowing Facility. Each Bank severally agrees, on the terms and conditions provided herein, to make Advances denominated in Dollars to the Borrower from time to time on any Business Day during the period from the date hereof to the Termination Date in an aggregate Dollar principal amount that will not result in (a) such Bank’s Revolving Credit Exposure exceeding such Bank’s Commitment or (b) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitments. Subject to Section 5.01, each Borrowing shall be in an aggregate amount equal to $20,000,000 (or a higher integral multiple of $5,000,000 (other than a Swingline Loan)), shall be made on the same day from the Banks ratably according to their respective Commitments and shall consist of Advances of the same Type. Within the limits of each Bank’s Commitment, the Borrower may borrow Advances under this Section 2.01, maintain Advances outstanding by continuing or Converting such Advances pursuant to Section 2.03, or prepay Advances pursuant to Section 5.12, and re-borrow Advances under this Section 2.01. The Aggregate Commitments to lend hereunder shall expire on the Termination Date.

SECTION 2.02. Making the Advances. Each Borrowing (other than a Swingline Loan) shall be requested by facsimile notice given by the Borrower to the Administrative Agent not later than (i) 10:00 a.m. (Local Time) three (3) Business Days prior to the proposed Borrowing Date (or, in the case of the initial Advances, such lesser number of days to which the Administrative Agent may agree), in the case of a Borrowing comprised of Eurodollar Rate Advances and (ii) 9:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of a Borrowing comprised of Base Rate Advances. Each notice of Borrowing pursuant to this Section 2.02 (a “Notice of Borrowing”) shall be in substantially the form of Exhibit 2.02 hereto, specifying the proposed Borrowing Date, Type of Advances, aggregate amount of the proposed Borrowing and the Interest Period, if any, and shall include such information as shall be required by Section 8.01(g). The Administrative Agent shall in turn promptly notify each Bank by facsimile of the date, applicable interest rate and aggregate amount of such Borrowing and such Bank’s ratable portion of such Borrowing. Each Bank, for the account of its Applicable Lending Office, shall, before 12:00 Noon (Chicago time) on the Borrowing Date specified in the notice received from the Administrative Agent pursuant to the preceding sentence, deposit such Bank’s ratable portion of such Borrowing in same day funds to the Administrative Agent’s LS2 Incoming Clearing Account No. 9008113381C3867 (ABA No. 021-000-021) (unless another account is designated by the Administrative Agent for such purpose), Reference: Baxter International Inc., maintained at 1 Chase Tower, Chicago, Illinois. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VI, the Administrative Agent shall make same day funds in the amount of such funds available to the Borrower by 2:00 p.m. (Local Time) on the date of Borrowing, at the account specified by the Borrower in the applicable Notice of Borrowing.

SECTION 2.03. Method of Electing Interest Rates.

(a) The Advances included in each Borrowing (other than a Swingline Loan) shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, (A) Base Rate Advances shall continue as Base Rate Advances unless such Advances are prepaid or Converted into Eurodollar Rate Advances; and (B) subject to Article V, Eurodollar Rate Advances shall continue as Eurodollar Rate Advances until the last day of the Interest Period therefor, at which time such Advances shall be prepaid, Converted to Base Rate Advances or continued as Eurodollar Rate Advances for a new Interest Period. This Section shall not apply to Swingline Loans, which may not be converted or continued.

Each election by the Borrower to continue or Convert Advances shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent by not later than 10:00 a.m. (Local Time) at least three (3) Business Days before the Conversion or continuation selected in such notice is to be effective. If the Borrower shall fail to issue a Notice of Interest Rate Election within three (3) Business Days prior to the end of any Interest Period for Eurodollar Rate Advances (unless the Borrower shall have issued a notice of prepayment in respect of the applicable Borrowing in accordance with Section 5.12), the Advances comprising such Borrowing shall be Converted into Base Rate Advances. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Borrowing; provided that (i) such portion is allocated ratably among the Advances comprising such Borrowing and (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each $20,000,000 or any larger multiple of $5,000,000.

(b) Each Notice of Interest Rate Election shall be substantially in the form of Exhibit 2.03 hereto and shall specify:

(i) the Borrowing (or portion thereof) to which such notice applies;

(ii) the date on which the Conversion or continuation selected in such notice is to be effective, which shall comply with subsection (a) above;

(iii) if the Advances comprising such Borrowing are to be Converted, the next Type of Advances; and

(iv) the duration of the new Interest Period (if any).

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period. Each Notice of Interest Rate Election shall be irrevocable when given by the Borrower.

(c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Bank of the contents thereof.

(d) Upon the occurrence, and during the continuance, of an Event of Default, the Administrative Agent may (and, at the direction of the Majority Banks, the Administrative Agent shall) suspend the ability of the Borrower to continue, or Convert Borrowings into, Eurodollar Rate Advances, and each continuation of or Conversion into Eurodollar Rate proposed to occur during any such period of suspension shall be a Conversion into Base Rate Advances. Such suspension shall become effective upon notice thereof to the Borrower and each of the Banks, and shall remain in effect until the Event of Default giving rise to such notice is cured or waived.

SECTION 2.04. Required Payments. If at any time the Aggregate Revolving Credit Exposure exceeds the Aggregate Commitments, the Borrower shall immediately repay Advances, repay Swingline Loans, and/or cash collateralize any outstanding Letters of Credit in an aggregate principal amount sufficient to cause the remaining outstanding Advances, L/C Obligations and Swingline Loans not to exceed the Aggregate Commitments.

SECTION 2.05. Increase in Aggregate Commitment. From time to time after the Closing Date, the Borrower may, at its option, seek to increase the Aggregate Commitments by up to an aggregate amount of $750,000,000 (resulting in maximum Aggregate Commitments of up to $2,250,000,000) upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such increase (which shall not be less than $100,000,000 or such lesser amount to which the Administrative Agent may agree) and shall certify that no Event of Default or Unmatured Event of Default has occurred and is continuing. After delivery of such notice, the Administrative Agent or the Borrower, in consultation with the Administrative Agent, may offer the increase (which may be declined by any Bank in its sole discretion) in the total Commitments on either a ratable basis to the Banks or on a non pro-rata basis to one or more Banks and/or to other banks or entities reasonably acceptable to the Administrative Agent and the Borrower. No increase in the total Commitments shall become effective until the existing or new Banks extending such incremental Commitment amount and the Borrower shall have delivered to the Administrative Agent a document in form and substance reasonably satisfactory to the Administrative Agent pursuant to which (i) any such existing Bank agrees to the amount of its Commitment increase, (ii) any such new Bank agrees to its Commitment amount and agrees to assume and accept the obligations and rights of a Bank hereunder, (iii) the Borrower accepts such incremental Commitments, (iv) the effective date of any increase in the Commitments is specified and (v) the Borrower certifies that on such date the conditions for a Credit Extension set forth in Section 6.02 are satisfied. Upon the effectiveness of any increase in the total Commitments pursuant hereto, (i) each Bank (new or existing) shall be deemed to have accepted an assignment from the existing Banks, and the existing Banks shall be deemed to have made an assignment to each new or existing Bank accepting a new or increased Commitment, of an interest in each then outstanding Advance (in each case, on the terms and conditions set forth in the Assignment and Assumption) and (ii) the Swingline Exposure and L/C Exposure of the existing and new Banks shall be automatically adjusted such that, after giving effect to such assignments and adjustments, all Revolving Credit Exposure hereunder is held ratably by the Banks in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for, and substantially contemporaneously with the payment to the assigning Banks of, the principal amount assigned plus accrued and unpaid interest and Facility and Letter of Credit Fees. Payments received by assigning Banks pursuant to this Section in respect of the principal amount of any Eurodollar Rate Advance shall, for purposes of Section 11.04(b) be deemed prepayments of such Credit Extension. Any increase of the total Commitments pursuant to this Section shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request. No consent of any Bank (other than the Banks agreeing to new or increased Commitments) shall be required for any incremental Commitment provided or Advance made pursuant to this Section 2.05.

ARTICLE III

SWINGLINE LOANS

SECTION 3.01. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, each Swingline Bank may, in its sole discretion, from the date hereof until the Termination Date make Swingline Loans to the Borrower in an aggregate principal amount for all Swingline Loans not to exceed $100,000,000 at any time outstanding that will not result in (i) such Swingline Bank’s Revolving Credit Exposure exceeding its Commitment or (ii) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed promptly in writing), not later than 12:00 noon, Local Time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the Swingline Bank that is requested to make such Swingline Loan, the requested date (which shall be a Business Day) and amount (which shall be $1,000,000 or a higher integral multiple of $500,000) of the requested Swingline Loan. The Administrative Agent will promptly advise the applicable Swingline Banks of any such notice received from the Borrower. Each Swingline Bank shall make any requested Swingline Loan which, in its sole discretion, it elects to make, available to the Borrower by means of a credit to an account of the Borrower with the Administrative Agent designated for such purpose by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

SECTION 3.02. Swingline Loan Participations. Any Swingline Bank may by written notice given to the Administrative Agent require the Banks to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Banks will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Bank, specifying in such notice such Bank’s Applicable Percentage of such Swingline Loans. Each Bank hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, Local Time, on a Business Day no later than 5:00 p.m. Local Time on such Business Day and if received after 12:00 noon, Local Time, on a Business Day shall mean no later than 10:00 a.m. Local Time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Bank such Bank’s Applicable Percentage of such Swingline Loans. Each Bank acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Bank shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Advances made by such Bank (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Administrative Agent shall promptly pay to such Swingline Bank the amounts so received by it from the Banks. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Banks. Any amounts received by a Swingline Bank from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Bank of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Banks that shall have made their payments pursuant to this paragraph and to such Swingline Banks, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Bank or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

ARTICLE IV

THE LETTER OF CREDIT FACILITY

SECTION 4.01. Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrower herein set forth, each Issuing Bank hereby severally agrees to issue for the account of the Borrower through such Issuing Bank’s branches as it and the Borrower may jointly agree, one (1) or more Letters of Credit in accordance with this Article IV, from time to time during the period commencing on the date hereof and ending no later than five (5) Business Days prior to the Termination Date. On the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued under and governed in all respects by the terms and conditions of this Agreement, and each Bank shall participate in each Existing Letter of Credit in an amount equal to its Applicable Percentage.

SECTION 4.02. Types and Amounts. No Issuing Bank shall have any obligation to and no Issuing Bank shall:

(a) issue any Letter of Credit if on the date of issuance, before or after giving effect to the Letter of Credit requested hereunder, (i) the Aggregate Revolving Credit Exposure at such time would exceed the Aggregate Commitments at such time, (ii) any Bank’s Revolving Credit Exposure would exceed its Commitment, (iii) the aggregate outstanding amount of the L/C Obligations would exceed $250,000,000 or (iv) the outstanding amount of the L/C Obligations of such Issuing Bank would exceed its L/C Commitment (unless otherwise agreed in writing by such Issuing Bank and prompt notice of such agreement is given to the Administrative Agent); or

(b) issue any Letter of Credit which has an expiration date (or date for payment of any draft presented thereunder) later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the scheduled Termination Date; provided, however, that an Issuing Bank may issue a Letter of Credit which has an expiration date (or date for payment of any draft presented thereunder) later than the date which is five (5) Business Days immediately preceding the Termination Date (such date being the “LC Collateral Trigger Date”) so long as on or before the LC Collateral Trigger Date the Borrower has cash collateralized such Letter of Credit in an amount and pursuant to documentation satisfactory to the applicable Issuing Bank (and, if such cash collateral has not been so furnished by the Borrower prior to the LC Collateral Trigger Date, then on the LC Collateral Trigger Date the Borrower shall deliver and pledge to the applicable Issuing Bank such cash collateral in such amount). Notwithstanding the foregoing, no Letter of Credit shall be issued which has an expiration date that is more than one (1) year beyond the Termination Date.

SECTION 4.03. Conditions.

(a) In addition to being subject to the satisfaction of the conditions contained in Sections 6.01 and 6.02, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(i) the Borrower shall have delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) an L/C Application in the manner prescribed in Section 4.04, and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

(ii) as of the date of issuance, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit or shall impose upon the Issuing Bank with respect to any Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect and known to the Issuing Bank as of the date of this Agreement and which the Issuing Bank in good faith deems material to it.

(b) No Issuing Bank shall extend, renew, or amend any Letter of Credit unless the requirements of this Section 4.03 are met as though a new Letter of Credit were then being requested and issued.

(c) Notwithstanding anything herein to the contrary, no Issuing Bank shall have an obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person or any activity or business in any Sanctioned Country, in each case, in violation of applicable Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

SECTION 4.04. Procedure for Issuance of Letters of Credit.

(a) Prior to the issuance of each Letter of Credit, and as a condition of such issuance, the Borrower shall deliver to the Issuing Bank (with a copy to the Administrative Agent) an L/C Application signed by the Borrower, together with such other documents or items as may be required pursuant to the terms thereof. Unless the Issuing Bank shall otherwise agree, each Letter of Credit shall be issued no earlier than two (2) Business Days after delivery of the foregoing documents, which delivery may be by the Borrower to the Issuing Bank by facsimile transmission, telex or other electronic means followed by delivery of executed originals within five (5) days thereafter. The documents so delivered shall be in compliance with the requirements set forth in Sections 4.02 and 4.03, and shall specify therein (i) the stated amount of the Letter of Credit requested, (ii) the effective date of issuance of such requested Letter of Credit, which shall be a Business Day, (iii) the date on which such requested Letter of Credit is to expire, which shall be a Business Day not later than five (5) Business Days prior to the Termination Date, except as permitted in Section 4.02(ii), and (iv) the aggregate amount of L/C Obligations which are outstanding and which will be outstanding after giving effect to the requested Letter of Credit issuance. Subject to the terms and conditions of Sections 4.02 and 4.03, and provided that the applicable conditions set forth in Sections 6.01 and 6.02 shall, to the knowledge of the Issuing Bank, have been satisfied, the Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with the Issuing Bank’s usual and customary business practices (and a copy of such issued Letter of Credit shall be delivered by the Issuing Bank to the Administrative Agent). In addition, any amendment of an Existing Letter of Credit that has the effect of increasing the face amount thereof or extending the expiration date thereof shall be deemed to be an issuance of a new Letter of Credit and shall be subject to the requirements of this Section 4.04.

(b) The applicable Issuing Bank shall give the Administrative Agent written or telex notice of the issuance of a Letter of Credit; provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

(c) Notwithstanding anything contained in any L/C Application or any document executed in connection therewith to the contrary, in the event any term or provision of such L/C Application or other document is inconsistent with any term or provision of this Agreement, the terms and provisions of this Agreement shall control and prevail.

SECTION 4.05. Letter of Credit Participation. Unless a Bank shall have notified the Issuing Bank, prior to its issuance of a Letter of Credit, that any applicable condition precedent set forth in Sections 6.01 or 6.02 had not then been satisfied, immediately upon the issuance of each other Letter of Credit hereunder, each Bank shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of such Issuing Bank thereunder (collectively, as to each Bank, an “L/C Interest”) in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Bank’s Applicable Percentage. Each Issuing Bank will notify each Bank that has a Commitment promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which an Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Administrative Agent, each Bank shall make payment to the Administrative Agent, for the account of the applicable Issuing Bank, in immediately available funds in an amount equal to the amount of the payment under the L/C Draft or other draw on the Letter of Credit multiplied by such Bank’s Applicable Percentage. Except to the extent set forth in the last sentence of this Section 4.05, the obligation of each Bank to reimburse the Issuing Banks under this Section 4.05 shall be unconditional, continuing, irrevocable and absolute without counterclaim or set-off; provided, however, the obligation of each Bank shall not extend to payments made under a Letter of Credit resulting from the Issuing Bank’s gross negligence or willful misconduct in honoring any L/C Draft. In the event that any Bank fails to make payment to the Administrative Agent of any amount due under this Section 4.05, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Bank hereunder until the Administrative Agent receives such payment from such Bank or such obligation is otherwise fully satisfied, and such Bank shall pay to the Administrative Agent, for the account of the applicable Issuing Bank, interest on the amount of such Bank’s outstanding obligation at the Federal Funds Rate; provided, however, that nothing contained in this sentence shall relieve such Bank of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this Section 4.05. Notwithstanding the foregoing, no Bank shall have any reimbursement, payment or other obligation with respect to any cash collateralized Letter of Credit issued pursuant to the proviso in Section 4.02(b)(ii) hereof.

SECTION 4.06. Reimbursement Obligation. The Borrower agrees unconditionally, irrevocably and absolutely to pay promptly to the Administrative Agent, for the account of the Banks, the amount of each drawing made under or pursuant to a Letter of Credit (such obligation of the Borrower to reimburse the Administrative Agent for a drawing made under a Letter of Credit, a “Reimbursement Obligation” with respect to such Letter of Credit) plus all other charges and expenses with respect thereto specified in Section 4.07 or in the applicable L/C Application. If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 4.06, the Borrower shall be deemed to have elected to borrow under a Borrowing, as of the date of the drawing giving rise to the Reimbursement Obligation and equal in amount to the amount of the unpaid Reimbursement Obligation. Such Borrowing shall be made automatically, without notice, without any requirement to satisfy the conditions precedent otherwise applicable to a Borrowing and without regard to minimum amounts or integral multiples of any amount otherwise required for a Borrowing. Such Borrowing shall be comprised of Base Rate Advances made by the Banks, each Advance being in the amount of the portion of the related drawing that shall have been funded by the applicable Bank. The proceeds of such Borrowing shall be used to repay such Reimbursement Obligation.

SECTION 4.07. Issuing Bank Charges. In addition to the fees described in Section 5.04(b), the Borrower agrees to pay to each Issuing Bank, (i) on the date of issuance of each Letter of Credit (or on such other date as may be agreed between the Borrower and the applicable Issuing Bank), a fronting fee in respect of such Letter of Credit in a separately agreed amount, and (ii) all reasonable and customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by the Issuing Banks with respect to Letters of Credit, including standard commissions, payable promptly following delivery to the Borrower of each invoice in respect of any such amount. The Existing Letters of Credit shall not be subject to the charges described herein to the extent such charges are duplicative of charges paid with respect thereto pursuant to the Existing Credit Agreement.

SECTION 4.08. Issuing Bank Reporting Requirements. In addition to the notices required by Section 4.04(b), each Issuing Bank shall, no later than the tenth Business Day following the last day of each month, provide to the Administrative Agent, upon the Administrative Agent’s request, schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, amount, expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount payable by the Borrower during such month. In addition, upon the request of the Administrative Agent, each Issuing Bank shall furnish to the Administrative Agent copies of any Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent. Upon the request of any Bank, the Administrative Agent will provide to such Bank information concerning such Letters of Credit.

SECTION 4.09. Indemnification; Exoneration.

(a) In addition to amounts payable as elsewhere provided in this Article IV, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each Issuing Bank and each Bank from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than as a result of the gross negligence or willful misconduct of the Issuing Bank as determined in a non-appealable judgment by a court of competent jurisdiction, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(b) As among the Borrower, the Banks, the Administrative Agent and the Issuing Banks, the Borrower assumes all risks of the acts and omissions of, or misuse of each Letter of Credit by, the beneficiary of such Letter of Credit. In furtherance and not in limitation of the foregoing, neither the Administrative Agent, any Issuing Bank nor any Bank shall be responsible for (unless caused by its gross negligence or willful misconduct): (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any other party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile, email or other similar form of electronic transmission or otherwise; (v) errors in interpretation of technical trade terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Banks, including any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 4.09.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, put the applicable Issuing Bank, the Administrative Agent or any Bank under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.09 shall survive the payment in full of the Advances and other obligations hereunder, the termination of the Letters of Credit and the termination of this Agreement.

ARTICLE V

GENERAL TERMS

SECTION 5.01. Illegality; Interest Rate Inadequate or Unfair. The obligation of each Bank to extend an Advance on the date therefor is subject to the following:

(a) If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Rate Advances, such Bank shall so notify the Administrative Agent. The Administrative Agent and such Bank shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make (or continue or Convert other Advances into) Eurodollar Rate Advances shall be suspended and each Eurodollar Rate Advance that such Bank shall thereafter be required to make (or continue or Convert into) hereunder shall be made as (or continued as or Converted into) a Base Rate Advance, which Base Rate Advance shall be made (or continued or Converted) on the same day as the Eurodollar Rate Advances made (or continued or Converted into) by the other Banks and comprising the balance of such Borrowing. If such Bank (A) shall determine that it may not lawfully continue to maintain an outstanding Eurodollar Rate Advance until the last day of the current Interest Period therefor, (B) shall so specify in a written notice to the Borrower and the Administrative Agent and (C) shall deliver to the Borrower and the Administrative Agent an opinion of counsel concurring in such determination (unless three (3) or more Banks have reached a similar determination, in which case no such opinion shall be required), then the Borrower shall, on the last Business Day on which such Bank may lawfully continue such Advance as a Eurodollar Rate Advance, Convert in full the then outstanding principal amount of such Eurodollar Rate Advance into a Base Rate Advance in an equal principal amount (on which interest and principal shall be payable contemporaneously with the related Eurodollar Rate Advances of the other Banks).

(b) If, with respect to Borrowings to consist of Eurodollar Rate Advances (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto) that by reason of circumstances affecting generally the London interbank market and after using its best efforts to ascertain the interest rate applicable to the Eurodollar Rate Advances, adequate and reasonable means do not exist for ascertaining such applicable rate for the requested Interest Period, or (ii) by the Eurodollar Business Day before the first day of any Interest Period in respect of a Borrowing to consist of Eurodollar Rate Advances, the Administrative Agent shall have received notice from the Majority Banks that after using their respective best efforts to obtain deposits in Dollars, such deposits are not available to such Banks (as such best efforts and unavailability are conclusively certified in writing to the Administrative Agent and the Borrower) in the ordinary course of business in the London interbank market, in sufficient amounts to make their respective Eurodollar Rate Advances, then, in each case, the Administrative Agent shall by 12:00 Noon (Chicago time) on such Business Day notify the Borrower of such event, and the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing (and the right of the Borrower to Convert Advances into Eurodollar Rate Advances) shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist. The obligation of the Banks to make Eurodollar Rate Advances in connection with such Notice of Borrowing shall thereupon terminate, and each Bank shall extend a Base Rate Advance to the Borrower in lieu of the originally requested Eurodollar Rate Advance, which Base Rate Advance shall be made on the date specified in the original Notice of Borrowing. In the case of an outstanding Notice of Interest Rate Election at the time any such suspension shall occur, such Notice shall be deemed amended, without any further action on the part of the Borrower, to request that the Advances specified therein continue as or be Converted to Base Rate Advances.

(c) If the Majority Banks shall, by 11:00 a.m. (Chicago time) on the Eurodollar Business Day before the first day of any Interest Period in respect of a Borrowing to consist of Eurodollar Rate Advances, notify the Administrative Agent and the Borrower (setting forth in writing the reasons therefor) that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances for such Interest Period, the right of the Borrower to select Eurodollar Rate Advances for such proposed Interest Period or any subsequent Interest Period shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist. The obligation of the Banks to make Eurodollar Rate Advances in connection with such Notice of Borrowing shall thereupon terminate and each Bank shall extend a Base Rate Advance to the Borrower in lieu of the originally requested Eurodollar Rate Advance, which Base Rate Advance shall be made on the date specified in the original Notice of Borrowing. In the case of an outstanding Notice of Interest Rate Election at the time any such suspension shall occur, such Notice shall be deemed amended, without any further action on the part of the Borrower, to request that the Advances specified therein be Converted to Base Rate Advances.

SECTION 5.02. Effect of Notice of Borrowing; Maximum Number of Borrowings.

(a) Subject to Section 5.01, each Notice of Borrowing and Notice of Interest Rate Election shall be irrevocable and binding on the Borrower. In the event that a Notice of Borrowing or Notice of Interest Rate Election is made by telephone and the written confirmation thereof differs in any respect from such telephone notice, the information contained in the telephone notice or the written confirmation, as the case may be, upon which the Administrative Agent shall have relied, as evidenced by its corresponding notice to the Banks, shall control for purposes of Advances to be made, continued or Converted under this Agreement.

(b) A Notice of Borrowing shall be rejected by the Administrative Agent, and the Banks shall have no obligation to extend any Advances that may be requested in such Notice of Borrowing, if after giving effect to the Borrowing requested in such Notice of Borrowing there would then be more than fifteen (15) Borrowings outstanding (excluding Swingline Loans).

SECTION 5.03. Effect of Failure to Borrow or Fund.

(a) In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against all direct out-of-pocket losses and reasonable expenses incurred by such Bank as a result of any failure by the Borrower to fulfill on or before the date specified for such Borrowing the applicable conditions set forth in Article VI to the extent of all direct out-of-pocket losses and reasonable expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date. The Borrower shall not be liable to any Bank under this Section 5.03(a) with respect to consequential damages or loss of anticipated profits arising or incurred by such Bank in connection with the Borrower’s failure to fulfill timely the applicable conditions set forth in Article VI.

(b) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing (or, in the case of any Borrowing comprised of Base Rate Advances, prior to 12:00 Noon (Chicago time) on the date of such Borrowing) that such Bank will not make available to the Administrative Agent such Bank’s ratable portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with the terms of Section 2.02, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement.

(c) The failure of any Bank to make any Advance required to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

SECTION 5.04. Fees and Certain Credit Rating Determinations.

(a) Facility Fees. The Borrower agrees to pay to the Administrative Agent for the ratable account of the Banks a facility fee (the “Facility Fee”) based on the average daily amount of each Bank’s portion of the Aggregate Commitments (whether used or unused) and, after the termination of the Commitments, upon each Bank’s Applicable Percentage of any remaining outstanding Revolving Credit Exposure, in each case in accordance with Schedule 5.

The Facility Fee shall begin accruing on the date hereof and shall be payable quarterly, in arrears, not later than the last day of each January, April, July and October, on the Termination Date and, if applicable, thereafter on demand; provided that if any Bank ceases to be a party hereto prior to the Termination Date, accrued and unpaid Facility Fees payable to such Bank shall be paid on the date such Bank’s Commitment is reduced to zero.

(b) Letter of Credit Fees. In addition to the fees described in Section 4.07, the Borrower agrees to pay to the Administrative Agent for the account of each Bank a letter of credit fee (the “Letter of Credit Fee”), in respect of any period, at the Letter of Credit Fee Rate on the average daily aggregate amount of such Bank’s L/C Exposure during such period.

Accrued and unpaid Letter of Credit Fees shall be payable, in arrears, (i) on the last day of each January, April, July and October, (ii) on the Termination Date and (iii) thereafter on demand; provided that (a) if any Bank ceases to be a party hereto prior to the Termination Date, accrued and unpaid Letter of Credit Fees payable to such Bank shall be paid on the date such Bank’s Commitment is reduced to zero; and (b) if any Letter of Credit is cash collateralized pursuant to Section 4.02(b) (a “Collateralized LC”), then accrued and unpaid Letter of Credit Fees on such Collateralized LC shall not be payable on the Termination Date, but shall continue to be payable as provided in clause (i) above and also shall be payable on the date of the expiration or termination of such Collateralized LC.

SECTION 5.05. Reduction of the Commitments. The Borrower may, upon at least three (3) Business Days’ written notice to the Administrative Agent, terminate in whole or reduce ratably in part the respective Commitments of the Banks on a permanent basis; provided that (i) any such reduction shall not cause the Aggregate Commitments to be less than the Aggregate Revolving Credit Exposure at such time, and (ii) in the case of any partial reduction of the Commitments, such partial reduction shall be in an aggregate amount not less than the lesser of (A) $20,000,000 (or an integral multiple of $5,000,000 in excess thereof) and (B) the amount by which the Aggregate Commitments exceed the Aggregate Revolving Credit Exposure at such time.

SECTION 5.06. Repayment. The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Advance on the Termination Date and (ii) to the Administrative Agent for the account of the applicable Swingline Banks the then unpaid principal amount of each Swingline Loan on the earlier of the Termination Date and the fifth Business Days after such Swingline Loan is made.

SECTION 5.07. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full at the following rates per annum:

(a) Base Rate Advances and Swingline Loans. If such Advance is a Base Rate Advance or a Swingline Loan, a rate per annum equal at all times for such Advance to the Base Rate in effect from time to time plus the Applicable Base Rate Margin (such rate to change when and as the Base Rate or the Applicable Base Rate Margin changes) or, in the case of a Swingline Loan prior to the Banks funding their participations therein, at such other rate as may be agreed between the Borrower and the applicable Swingline Bank. Interest on all Base Rate Advances and Swingline Loans shall be paid quarterly in arrears on the last day of January, April, July and October and at final maturity (whether due to acceleration or otherwise) and thereafter upon demand or, in the case of a Swingline Loan prior to the Banks funding their participations therein, at such other times as may be agreed between the Borrower and the applicable Swingline Bank.

(b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Eurodollar Margin (such rate to change when and as the Applicable Eurodollar Margin changes), payable in arrears on (i) the last day of such Interest Period (and, if such Interest Period has a duration of more than three (3) months, on the date during such Interest Period which occurs three (3) months after the first day of such Interest Period) and (ii) on any date such Eurodollar Rate Advance shall be Converted or repaid (whether due to acceleration or otherwise), on the principal amount so Converted or repaid.

SECTION 5.08. Additional Interest on Eurodollar Rate Advances.

(a) The Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times during each Interest Period for such Advance to the remainder obtained by subtracting (i) the Eurodollar Rate for such Interest Period from (ii) the rate obtained by dividing the applicable rate referred to in clause (i) above by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance.

(b) For so long as any Bank is required to make special deposits with or comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the Bank of England, the Financial Services Authority, the European Central Bank, any other central bank or the European System of Central Banks, but excluding requirements reflected in the Eurodollar Rate Reserve Percentage) in respect of any of such Bank’s Eurodollar Rate Advances, such Bank shall be entitled to require the Borrower to pay, contemporaneously with each payment of interest on each of such Bank’s Advances subject to such requirements, additional interest on such Advance at a rate per annum specified by such Bank to be the actual cost to such Bank of complying with such requirements in relation to such Advance.

(c) Any additional interest owed to a Bank pursuant to subsection (a) or (b) above shall be determined by such Bank (and the amount so determined shall be prima facie evidence of the amount owed pursuant to the applicable subsection), and such Bank shall deliver written notice thereof to the Borrower through the Administrative Agent; provided that in the case of any such required reserves, special deposits or other requirements referred to in subsection (a) or (b) above that are imposed after the date of this Agreement, the Borrower shall not be required to compensate a Bank pursuant to this Section for any additional interest incurred more than 120 days prior to the date that such Bank notifies the Borrower of such required reserves, special deposits or other requirements and of such Bank’s intention to claim compensation therefor; provided, further, that, if any of the above referenced requirements are retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof. Any amount payable to a Bank pursuant to this Section 5.08 shall be paid to the Administrative Agent for the account of such Bank.

SECTION 5.09. Interest on Overdue Principal. If any amount of principal is not paid when due (whether at stated maturity, by acceleration or otherwise), that amount of principal shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to two percent (2%) per annum above the interest rate in effect from time to time with respect to the applicable Advance.

SECTION 5.10. Interest Rate Determinations. The Administrative Agent shall give prompt notice to the Borrower and the Banks of any applicable interest rate determined by the Administrative Agent for purposes of Section 5.07 and the applicable interest rate under Section 5.07(b).

SECTION 5.11. Performance of Banks’ Obligations. Each Bank shall use commercially reasonable efforts to keep apprised of all events and circumstances (a) that would excuse or prohibit such Bank from performing its obligation to make (or to Convert Advances into) Eurodollar Rate Advances hereunder pursuant to Section 5.01(a), or (b) that would permit such Bank to demand additional interest or increased costs pursuant to Section 5.08 or Section 5.13. Such Bank shall, as soon as practicable after becoming aware of any such event or circumstance, use commercially reasonable efforts, to the extent permitted by law, to perform its obligations to make Eurodollar Rate Advances through another office or lending office, and with respect to increased costs or additional interest, to reduce such increased costs or additional interest (if the use of such other office or lending office or such reduction would not adversely affect the performance of such obligations or repayment of the Advances or result in, in any material respect, any increased cost, loss, liability or other material disadvantage to such Bank in such Bank’s reasonable judgment), in either case if by taking the action contemplated by the foregoing, such event or circumstance would cease to exist.

SECTION 5.12. Optional Prepayments.

(a) The Borrower may prepay Borrowings without penalty upon notice to the Administrative Agent given not later than 9:00 a.m. (Chicago time) on (i) the proposed date of prepayment of Borrowings comprised solely of Base Rate Advances and (ii) the date one Business Day prior to the proposed date of prepayment of Borrowings comprised solely of Eurodollar Rate Advances by facsimile, stating in such notice the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding principal amount of the Advances made as part of the same Borrowing in whole or, in the case of a Borrowing comprised solely of Base Rate Advances, ratably in part, by paying the principal amount to be prepaid together with accrued interest thereon and other amounts then due and owing, if any, hereunder to the date of prepayment; provided that each partial prepayment shall be in an amount equal to $20,000,000 or a higher integral multiple of $5,000,000 (or, with respect to Swingline Loans, in an aggregate amount equal to $1,000,000 (or a higher integral multiple of $500,000); provided, further, that if any Borrowing made pursuant to Section 4.06 does not meet the minimum amount or integral multiple requirements for prepayments set forth above, then the next prepayment pursuant to this Section 5.12 shall be in an amount that will cause each outstanding Borrowing (other than any Swingline Loan) to be in an aggregate amount equal to $20,000,000 or a higher integral multiple of

$5,000,000. Each such optional prepayment shall be applied to prepay ratably the Advances of the several Banks included in such Borrowing. If the Borrower prepays any Borrowing consisting of Eurodollar Rate Advances on any day other than the last day of an Interest Period therefor, the Borrower shall reimburse each Bank for any losses, costs and expenses contemplated in Section 11.04(b).

(b) Upon receipt of a notice of prepayment pursuant to this Section 5.12, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share, if any, of such prepayment.

SECTION 5.13. Increased Costs. Subject to Section 5.11, if, after the date of this Agreement, any of the following (a “Change in Law”) shall occur:

(a) due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), either (x) there shall be any increase in the cost to any Bank of agreeing or committing to make or making, funding or maintaining any Advances (including any participations in Swingline Loans) hereunder or issuing or participating in any Letter of Credit or (y) any Recipient shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(b) either (i) the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline adopted after the date hereof and arising out of the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards” or (ii) compliance by any Bank with any law or regulation, or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), affects or would affect the amount of capital or liquidity required or expected to be maintained by such Bank or any corporation controlling such Bank and such Bank determines that the amount of such capital or liquidity is increased by or based upon the existence of such Bank’s commitment to lend hereunder and other commitments of this type, or upon the making or funding of its Advances (including any participations in Swingline Loans) hereunder or upon the issuing or maintaining of its L/C Interest hereunder, then the Borrower shall from time to time, upon written demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, within 120 days after such written demand, additional amounts sufficient to (i) in the case of any of the events described in clause (a) above, reimburse such Bank for such increased cost, such increased cost to be determined by such Bank using its customary methods therefor (and, if such Bank uses from time to time more than one such method, the method chosen for application hereunder shall be that method which most accurately determines such increased cost), and (ii) in the case of any of the events described in clause (b) above, compensate such Bank in light of such circumstances, to the extent such Bank reasonably determines such increase in capital or liquidity to be allocable to the existence of such Bank’s commitment to lend or maintain Advances or to issue or maintain its L/C Interests hereunder. A certificate as to any such amount (demonstrating, in reasonable detail, the calculations used by such Bank to determine such amount), submitted to the Borrower and the Administrative Agent by such Bank, shall be prima facie evidence thereof. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued or implemented.

Failure or delay on the part of any Bank or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Bank or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Bank or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.14. Payments and Computations.

(a) The Borrower shall make all payments hereunder in Dollars. All payments hereunder shall be made to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s address specified in Section 11.02, or at any other Applicable Lending Office of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, and, in the case of Borrowings, shall be applied ratably by the Administrative Agent among the Banks. The Administrative Agent is hereby authorized to charge the Borrower’s account with the Administrative Agent, after notice to the Borrower of the amount to be charged, for each payment of principal, interest and fees as such payment becomes due. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to such payment ratably (in accordance with all like obligations then due and payable to which such payment relates) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank, to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) All computations of interest based on the Base Rate shall, to the extent such Base Rate is determined by reference to the Prime Rate, be made on the basis of a year of 365 or 366 days, as the case may be, and all other calculations of interest, the Facility Fee and Letter of Credit Fee shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(c) Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, Facility Fees and Letter of Credit Fees, as the case may be. If such extension would cause such payment with respect to a Eurodollar Rate Advance to be made in the next following calendar month, such payment shall be made on the immediately preceding applicable Business Day and the period of time during which such payment would have been outstanding but for compliance with this provision shall not be included in the computation of payment of interest with respect thereto.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 5.15. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower under this Agreement or under any Notes shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d) Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 11.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any Note, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement or any Note or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.15, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Note shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:

(A) any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Note, executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Note, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-8ECI;

(iii) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-8BEN-E; or

(iv) to the extent a Foreign Bank is not the beneficial owner, executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals (or copies that meet the requirements of the Code, United States Treasury Regulations and official IRS guidance) of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under this Agreement or any Note would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Any Bank claiming additional amounts payable pursuant to this Section 5.15 shall (at the reasonable request of the Borrower) use reasonable efforts to change the jurisdiction of its office or Applicable Lending Office if the making of such change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Bank, subject such Bank to any unreimbursed costs or expense and would not be otherwise materially disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such actions.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.15 (including additional amounts paid pursuant to this Section 5.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.15(h), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 5.15(h) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.15(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section 5.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement or any Notes.

SECTION 5.16. Noteless Agreement; Evidence of Indebtedness.

(a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Advance made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time hereunder.

(b) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Advance made hereunder, Type thereof and the Interest Period, if any, with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Bank’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the Advances therein recorded; provided, however, that the failure of the Administrative Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Borrowings in accordance with their terms.

(d) Any Bank may request that its Advances be evidenced by a promissory note (each, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Bank a Note or separate Notes evidencing such Advances, at such Bank’s request, payable to such Bank in a form or forms supplied by the Administrative Agent. Thereafter, the Advances evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 11.06) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 11.06, except to the extent that any such Bank or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in subsections (a) and (b) above.

SECTION 5.17. Sharing of Payments, Etc. Except for payments made pursuant to Section 5.18, if any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of principal of or interest on any Advance (including any participation in a Swingline Loan) made by it or any L/C Interest in excess of its ratable share of all payments obtained by Banks on account of, as applicable, principal of or interest on the Advances (including any participation in a Swingline Loan) comprising the Borrowing to which such Advance relates or in respect of the Letter of Credit to which such L/C Interest relates, such Bank shall forthwith purchase from the other Banks which shall then have Advances (including any participation in a Swingline Loan) outstanding comprising a part of such Borrowing participations in the Advances (including any participation in a Swingline Loan) comprising a part of such Borrowing (or, as applicable, purchase from the other Banks participations in the Swingline Loans or L/C Interests in the related Letter of Credit) as shall be necessary to cause such purchasing Bank to share the excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) ratably with respect to such Borrowing or Letter of Credit with each of such other Banks. If all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each selling Bank shall be rescinded and such selling Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such selling Bank’s ratable share (according to the proportion of (i) the amount of such selling Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 5.17 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. Nothing contained herein shall require any Bank to exercise any right it may have of set-off, bankers’ lien, counterclaim or similar right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower not evidenced by this Agreement or the Notes. If under any applicable bankruptcy, insolvency or other similar law, any Bank obtains a secured claim in lieu of a set-off or other payment to which this Section 5.17 would apply, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 5.17 to share in the benefits of any recovery on such secured claim.

SECTION 5.18. Termination and Prepayment with Respect to any Bank.

(a) In addition to the right of the Borrower to terminate in whole or reduce ratably the unused portion of the Commitments as described in Section 5.05 and the right of the Borrower to ratably prepay Advances (including any participation in a Swingline Loan) as described in Section 5.12, the Borrower shall have the right to terminate the unused portion of the Commitment of any Bank and to prepay all outstanding Advances made by such Bank in the manner described in this Section 5.18 if a Bank becomes a Defaulting Bank or a Non-Consenting Bank or if the Borrower shall have received notice (a “Special Notice”) that such Bank (i) cannot extend a Eurodollar Rate Advance and shall exercise its rights pursuant to Section 5.01(a), (ii) claims additional interest pursuant to Section 5.08, (iii) claims reimbursement for increased costs or reduced returns pursuant to Section 5.13 or (iv) claims reimbursement for Taxes pursuant to Section 5.15.

(b) Upon receipt by the Borrower of a Special Notice from any Bank or upon a Bank becoming a Defaulting Bank or a Non-Consenting Bank, the Borrower may elect to terminate the unused portion of the Commitment of such Bank by giving notice thereof (a “Termination Notice”) to such Bank and to the Administrative Agent as follows: (1) in the case of a Non-Consenting Bank or a Bank which delivers a Special Notice, on or before the thirtieth day following the date such Bank becomes a Non-Consenting Bank or delivers such Special Notice, or (2) in the case of a Defaulting Bank, after the date such Bank becomes a Defaulting Bank and while it remains a Defaulting Bank, in each case specifying therein (i) the name of such Bank (a “Terminated Bank”), (ii) the proposed effective date of termination (“Bank Termination Date”) of the unused portion of such Terminated Bank’s Commitment, which date shall not in any event be less than five (5) Business Days following the date of such Termination Notice, and (iii) if applicable, one or more commercial banks (each, a “Successor Bank”), each such Successor Bank having a combined capital, surplus (or its equivalent) and undivided profits in an amount not less than U.S. $500,000,000 (or its equivalent in another currency), which Successor Bank or Successor Banks shall have agreed, in the aggregate, to succeed to the entire Commitment of such Terminated Bank on the Bank Termination Date.

(c) Unless the Borrower shall have elected, as evidenced by its Termination Notice, to prepay all the Advances (including any participation in a Swingline Loan) made by a Terminated Bank outstanding as of the Bank Termination Date, any Eurodollar Rate Advance (including any participation in a Swingline Loan) (each, a “TB Advance”) made by such Terminated Bank having an Interest Period ending after the Bank Termination Date shall remain outstanding until the last day of such Interest Period (unless required to be paid earlier in accordance with the terms of this Agreement). On the last day of the then current Interest Period in respect of each TB Advance, the Successor Bank shall extend an Advance to the Borrower in a principal amount corresponding to such TB Advance, and having an Interest Period of the type specified in the Notice of Interest Rate Election that would otherwise have applied to such TB Advance, and the proceeds of such Advance from the Successor Bank shall be used by the Borrower to repay such TB Advance to the Terminated Bank. The Successor Bank or Successor Banks specified by the Borrower in a Termination Notice shall have agreed, prior to the Bank Termination Date, to succeed, in the aggregate, to the entire Commitment of such Terminated Bank on the Bank Termination Date which succession shall, with respect to the unused portion of such Terminated Bank’s Commitment as of such Bank Termination Date, become effective as of the Bank Termination Date and, with respect to the remaining portion of such Terminated Bank’s Commitment, become effective as and when such Terminated Bank’s Advances (including any participation in a Swingline Loan) are repaid.

(d) If the Borrower shall have elected, as evidenced by its Termination Notice, to prepay all the Advances (including any participation in a Swingline Loan) made by a Terminated Bank outstanding as of the Bank Termination Date, the Successor Bank or Successor Banks shall in the aggregate extend to the Borrower, on the Bank Termination Date, Advances (including any participation in a Swingline Loan) (with interest at a rate to be agreed upon by the Borrower and each Successor Bank) corresponding in respective amounts to each Advance being prepaid as of such date, each of which Advances shall have an Interest Period, if any, beginning on the Bank Termination Date and ending on the last day of the Interest Period of the Advance being prepaid to which it corresponds.

(e) Each such termination pursuant to this Section 5.18 shall be effective on the Bank Termination Date proposed by the Borrower in the related Termination Notice if (i) no Event of Default shall have occurred prior to such date and be continuing on such date, (ii) in the event the Borrower shall have elected to prepay all Advances (including any participation in a Swingline Loan) made by such Terminated Bank outstanding as of such date, (A) the Borrower shall have prepaid the outstanding aggregate amount of all Advances made by the Terminated Bank, together with accrued interest to such date on the amount prepaid and all other amounts payable to such Bank as of such date and (B) the Successor Bank or Successor Banks shall have extended to the Borrower Advances equal in aggregate amount to the Advances of the Terminated Bank being prepaid as required pursuant to Section 5.18(d), and (iii) the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Successor Bank or Successor Banks shall have agreed in the aggregate to succeed to the entire Commitment of the Terminated Bank in accordance with this Section 5.18. On a Bank Termination Date, the applicable Successor Bank (or Successor Banks, as applicable) shall succeed to the L/C Interests of the Terminated Bank, and the Terminated Bank shall thereafter cease to have any L/C Interest or any participation in, or liability for any drawings made under, any Letter of Credit.

(f) Subject to subsection (e) above, on the Bank Termination Date, (i) each Successor Bank shall become a party to this Agreement as if such Successor Bank shall have been named on the signature pages hereof, and such Successor Bank shall have all the rights and obligations of a “Bank” hereunder and (ii) the Terminated Bank shall have no further Commitment under this Agreement (other than with respect to Advances, if any, made by such Bank which remain outstanding after such date) and shall no longer be a “Bank” under this Agreement for any purpose (other than with respect to Advances made by such Bank which remain outstanding after such date) except insofar as it shall be entitled to any payment or indemnification, or be obligated to make any indemnification, on account of any event which shall have occurred, or any right or liability which shall have arisen, on or prior to the date of repayment of such outstanding Advances (including any participation in a Swingline Loan). The termination of any Bank’s Commitment and the prepayment of such Bank’s Advances pursuant to this Section 5.18 shall not relieve or satisfy the obligations of the Borrower to make any such prepayments free and clear of all Indemnified Taxes, to reimburse such Bank for all Other Taxes and for all increased costs pursuant to Section 5.13, or to comply with all other terms and conditions of this Agreement (including Section 11.04).

SECTION 5.19. Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) Fees shall cease to accrue on the unfunded Commitment of such Defaulting Bank pursuant to Section 5.04(a). Each Defaulting Bank shall be entitled to receive Letter of Credit Fees under Section 5.04(b) for any period during which such Bank is a Defaulting Bank only to the extent allocable to its L/C Exposure of the stated amount of Letters of Credit for which it has provided cash collateral to the Administrative Agent.

(b) The Commitments and Revolving Credit Exposure of such Defaulting Bank shall not be included in determining whether the Majority Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.01) which requires Majority Banks consent.

(c) All or any part of any Swingline Exposure or L/C Exposure shall be reallocated among the non-Defaulting Banks in accordance with their respective Applicable Percentages but only to the extent such reallocation does not cause any non-Defaulting Bank to exceed its Commitment; provided that if such reallocation cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure, and (y) second, cash collateralize for the benefit of each Issuing Bank the Borrower’s obligations corresponding to such Defaulting Bank’s L/C Exposure (after giving effect to any partial reallocation described in this clause (c)) in accordance with the procedures set forth in Section 9.02 for so long as such L/C Exposure is outstanding. Notwithstanding the foregoing, reallocation of Swingline Exposure or L/C Exposure in accordance with the terms of this Agreement shall not constitute a waiver or release of claims against any such Defaulting Bank.

(d) If the Borrower cash collateralizes any portion of such Defaulting Bank’s L/C Exposure pursuant to clause (c) above, the Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 5.04(b) with respect to such Defaulting Bank’s L/C Exposure during the period such Defaulting Bank’s L/C Exposure is so cash collateralized.

(e) If the L/C Exposure of the non-Defaulting Banks are reallocated pursuant to clause (c) above, then the fees payable to the Banks pursuant to Sections 5.04(a) and (b) shall be adjusted in accordance with such non-Defaulting Banks’ Applicable Percentages.

(f) If all or any portion of such Defaulting Bank’s L/C Exposure is neither cash collateralized nor reallocated pursuant to clause (c) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Bank hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Commitment that was utilized by such L/C Exposure) and Letter of Credit Fees payable under Section 5.04(b) with respect to such Defaulting Bank’s L/C Exposure shall be payable, on a pro rata basis, to the Issuing Banks until each such L/C Exposure is cash collateralized and/or reallocated.

(g) So long as such Bank is a Defaulting Bank, no Swingline Banks shall be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless, in each case, the applicable Swingline Bank or Issuing Bank is satisfied that the related exposure will be 100% covered by the non-Defaulting Banks, cash collateral provided pursuant to clause fifth of Section 5.19(h) below and/or cash collateral provided by the Borrower in accordance with Section 5.19(c).

(h) Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Bank pursuant to Section 11.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any Swingline Bank or Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ exposure with respect to such Defaulting Bank; fourth as the Borrower may request (so long as no Event of Default or Unmatured Event of Default exists), to the funding of any Advance in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Bank’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize the Issuing Banks’ future exposure with respect to such Defaulting Bank with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Banks, the Swingline Banks or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank, the Swingline Banks or the Issuing Banks against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no Event of Default or Unmatured Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Reimbursement Obligations in respect of which such Defaulting Bank has not fully funded its proportionate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Reimbursement Obligations owed to, all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Advances of, or Reimbursement Obligations owed to, such Defaulting Bank until such time as all Advances and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Banks pro rata in accordance with the Commitments without giving effect to Section 5.19(c). Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(i) In the event that the Administrative Agent, the Borrower, each Swingline Bank and each Issuing Bank agree that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Aggregate Revolving Credit Exposure shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the loans of the other Banks (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Bank to hold such loans in accordance with its Applicable Percentage.

(j) The Borrower may terminate the unused amount of the Commitment of any Bank that is a Defaulting Bank upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Banks thereof), and in such event the provisions of Section 5.19(c) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Bank under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, any Swingline Bank or any Bank may have against such Defaulting Bank.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01. Conditions Precedent to Effectiveness of Agreement. The effectiveness of this Agreement and the obligation of each Bank to make its initial Advance or for an Issuing Bank to issue the initial Letter of Credit hereunder (whichever shall first be requested by the Borrower) is subject to the condition precedent that the Administrative Agent shall have received all of the following:

(a) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and any Notes, and of all documents evidencing other necessary corporate action with respect to this Agreement and any Notes.

(b) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and any Notes and the other documents or certificates to be delivered pursuant to this Agreement.

(c) A certificate, signed by the chief financial officer of the Borrower, stating that as of the date hereof (i) all representations and warranties in this Agreement are correct in all material respects (or, if any such representation or warranty is qualified by materiality or material adverse effect, it is true and correct in all respects) except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or material adverse effect, it is true and correct in all respects) as of such earlier date, (ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, (iii) there are no unreimbursed drawings under any Existing Letter of Credit and (iv) the condition set forth in subparagraph (f) below has been satisfied.

(d) A favorable opinion of the General Counsel or Associate General Counsel of the Borrower in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Banks, the Administrative Agent and the Co-Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented at least one Business Day prior to the Closing Date, on the Closing Date.

(f) The Spin Off shall have been, or substantially concurrently will be, consummated on terms substantially consistent with the Form 10.

(g) The Borrower shall have paid (or shall concurrently pay) all amounts owing under the Existing US Facility (other than contingent reimbursement obligations with respect to Existing Letters of Credit).

(h) All commitments under the Existing Euro Facility shall have been (or shall concurrently be) terminated and all amounts owing thereunder (other than contingent reimbursement obligations with respect to letters of credit deemed reissued under a successor credit agreement) shall have been (or shall concurrently be) paid in full.

(i) The Banks shall have received such other documents and other instruments as are customary for transactions of this type or as they may reasonably request.

SECTION 6.02. Conditions Precedent to Each Credit Extension. The obligation of each Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to the additional conditions precedent that on the date of such Credit Extension, immediately before and after giving effect to such Credit Extension (and, in the case of a Borrowing, to the application of proceeds therefrom) the following statements shall be true (and each of (a) the giving of a Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing and (b) the submission of a request for issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower that on the date of the applicable Credit Extension, immediately before and after giving effect thereto (and, in the case of a Borrowing, to the application of the proceeds therefrom), such statements are true):

(i) The representations and warranties contained in Section 7.01 (other than subsections (e)(i), (f) and (i) thereof) are correct in all material respects (or, if any such representation or warranty is qualified by materiality or material adverse effect, it is true and correct in all respects) on and as of the date of such Credit Extension as though made on and as of such date (except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or material adverse effect, shall be true and correct in all respects) as of such earlier date);

(ii) No event has occurred and is continuing, or would result from such Credit Extension (or, in the case of a Borrowing, from the application of the proceeds therefrom), which constitutes an Event of Default or an Unmatured Event of Default; and

(iii) The Aggregate Revolving Credit Exposure at such time does not exceed the Aggregate Commitments at such time,

and (b) the Administrative Agent shall have received such other documents as any Bank through the Administrative Agent may reasonably request related to clause (a)(i) or (a)(ii) above.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Corporate Existence and Standing. The Borrower and each Material Subsidiary is duly organized, validly existing and, to the extent such concept is relevant, in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify would have a material adverse effect on the financial condition or operations of the Borrower.

(b) Authorization; No Violation. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower.

(c) Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or any Notes.

(d) Validity. This Agreement is, and any Notes when delivered will be, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) Litigation. Except as disclosed by the Borrower in its SEC filings prior to the date hereof, there is no pending or, to the knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, (i) which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower or (ii) which could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any Note to be delivered by it.

(f) Financial Statements; No Material Adverse Change. The Consolidated balance sheet at December 31, 2014, and the related Consolidated statements of income, cash flows and shareholder’s equity and comprehensive income for the period then ended of the Borrower and its Consolidated Subsidiaries filed by the Borrower with the SEC present fairly in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries at December 31, 2014, and the results of the operations and cash flows of the Borrower and its Consolidated Subsidiaries for the year then ended, in conformity with GAAP applied on a basis consistent with that of the preceding year. The Consolidated balance sheet at March 31, 2015 and the related Consolidated statements of income and cash flows for the quarter then ended of the Borrower and its Consolidated Subsidiaries filed by the Borrower with the SEC present fairly in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries at March 31, 2015 and the results of the operations and cash flows of the Borrower and its Consolidated Subsidiaries for the quarter then ended, in conformity with GAAP consistently applied, subject to the absence of footnotes and year-end audit adjustments. Since December 31, 2014, except as disclosed in filings with the SEC prior to the date of this Agreement or in the Form 10, there has been no material adverse change in such financial condition or operations.

(g) Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(h) Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged as a substantial part of its activities in the business of purchasing or carrying Margin Stock. The value of the Margin Stock owned directly or indirectly by the Borrower or any Subsidiary which is subject to any arrangement (as such term is used in Section 221.2(g) of Regulation U issued by the Board of Governors of the Federal Reserve System) hereunder is less than an amount equal to twenty-five percent (25%) of the value of all assets of the Borrower and/or such Subsidiary subject to such arrangement.

(i) Environmental Matters. The operations of the Borrower and each Material Subsidiary comply in all material respects with all Environmental Laws, the noncompliance with which would materially adversely affect the financial condition or operations of the Borrower.

(j) Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, except to the extent the Borrower or such Subsidiary is licensed by the appropriate Sanctions-administering authority to engage in the applicable transaction with such Sanctioned Person or is otherwise permitted to do so by U.S. law. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE VIII

COVENANTS

SECTION 8.01. Affirmative Covenants of the Borrower. So long as any Advance shall remain unpaid, any L/C Obligations shall remain outstanding or any Bank shall have any Commitment, the Borrower will:

(a) Payment of Taxes, Etc. Pay and discharge, and cause each Material Subsidiary to pay and discharge, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its income, profit or property, and (ii) all lawful claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither the Borrower nor any Material Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim (A) which is being contested in good faith and by proper proceedings and with respect to which the Borrower shall have established appropriate reserves in accordance with GAAP or (B) if the non-payment thereof is not materially adverse to the financial condition or operations of the Borrower.

(b) Maintenance of Insurance. Maintain, and cause each Material Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by (or, as applicable, self-insure in a manner and to an extent not inconsistent with conventions observed by) companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates.

(c) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each Material Subsidiary to preserve and maintain, its organizational existence, rights, and franchises, except as otherwise permitted by Section 8.02(c); provided, however, that neither the Borrower nor any Material Subsidiary shall be required to preserve any right or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of business of the Borrower or such Material Subsidiary, as the case may be, and that the loss thereof is not materially adverse to the financial condition or operations of the Borrower.

(d) Compliance with Laws, Etc. Comply, and cause each Material Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, all Environmental Laws), noncompliance with which would materially adversely affect the financial condition or operations of the Borrower.

(e) Keeping of Books. Keep, and cause each Material Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Material Subsidiary sufficient to prepare financial statements in accordance with GAAP.

(f) Reporting Requirements. Furnish to the Administrative Agent:

(i) As soon as available and in any event within the earlier of (A) five (5) days after the time period specified by the SEC under the Exchange Act for quarterly reporting or (B) fifty-five (55) days after the end of each of the first three (3) quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and a Consolidated statement of income and cash flows (or Consolidated statement of changes in financial position, as the case may be) of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Borrower (it being understood that the certification provided by the chief financial officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 is acceptable for this purpose); provided, however, that at any time the Borrower shall be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, delivery within the time period specified above of copies of the quarterly balance sheets and statements on Form 10-Q of the Borrower and its Consolidated Subsidiaries for such quarterly period as filed with the SEC shall be deemed to satisfy the requirements of this clause (i);

(ii) As soon as available and in any event within the earlier of (A) five (5) days after the time period specified by the SEC under the Exchange Act for annual reporting or (B) one hundred (100) days after the end of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such year and a Consolidated statement of income, cash flows and shareholder’s equity and comprehensive income of the Borrower and its Consolidated Subsidiaries for such fiscal year and accompanied by a report of PricewaterhouseCoopers LLP, or other independent public accountants of nationally recognized standing, on the results of their examination of the Consolidated annual financial statements of the Borrower and its Consolidated Subsidiaries, which report shall be unqualified as to a “going concern” or like qualification or exception or as to the scope of such audit or shall be otherwise reasonably acceptable to the Majority Banks; provided, further, that at any time the Borrower shall be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, delivery within the time period specified above of copies of the annual balance sheets and statements on Form 10-K of the Borrower and its Consolidated Subsidiaries for such annual period as filed with the SEC shall be deemed to satisfy the requirements of this clause (ii);

(iii) Promptly after the sending or filing thereof, copies of all reports which the Borrower files with the SEC under the Exchange Act; provided, that such quarterly and annual financial statements and reports filed with the SEC required pursuant to clauses (i), (ii) and (iii) above shall be deemed delivered to the Administrative Agent on the earlier of the date such statements or reports are available at (i) www.sec.gov and (ii) the Borrower’s website at www.baxter.com;

(iv) Together with the financial statements required pursuant to clauses (i) and (ii) above, a certificate signed by the chief financial officer of the Borrower (A) stating that no Event of Default or Unmatured Event of Default exists or, if any does exist, stating the nature and status thereof and describing the action the Borrower proposes to take with respect thereto, and (B) demonstrating, in reasonable detail, the calculations used by such officer to determine compliance with the financial covenants contained in Sections 8.02(c) and 8.02(d); and

(v) As soon as possible, and in any event within five (5) Business Days after the Borrower shall become aware of the occurrence of each Event of Default or Unmatured Event of Default, which Event of Default or event is continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto.

(g) Use of Proceeds. Use the proceeds of Borrowings made under or Letters of Credit issued in accordance with this Agreement for general corporate purposes not in violation of any applicable law or regulation (including Regulation U and X of the Board of Governors of the Federal Reserve System (the “Margin Regulations”)). With respect to any Borrowing the proceeds of which shall be used to purchase or carry Margin Stock, the Borrower shall include in the Notice of Borrowing for such Borrowing such information as shall enable the Banks and the Borrower to comply with the Margin Regulations. The Borrower will not request any Advance or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transactions of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent licensed by the appropriate Sanctions-administering authority to engage in the applicable transaction with such Sanctioned Person or, as applicable, in such Sanctioned Country or otherwise permitted by U.S. law, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(h) Anti-Corruption Policies, Etc. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 8.02. Negative Covenants of the Borrower. So long as any Advance shall remain unpaid, any L/C Obligations shall remain outstanding or any Bank shall have any Commitment, the Borrower will not:

(a) Liens, Etc. Suffer to exist, create, assume or incur, or permit any of its Material Subsidiaries to suffer to exist, create, assume or incur, any Security Interest, or assign, or permit any of its Material Subsidiaries to assign, any right to receive income, in each case to secure Debt or any other obligation or liability, other than:

(i) Any Security Interest to secure Debt or any other obligation or liability of any Material Subsidiary to the Borrower.

(ii) Mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith and for which reasonable reserves have been established.

(iii) Any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license.

(iv) Security Interests for taxes, assessments or governmental charges or levies not yet delinquent or Security Interests for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith and for which reasonable reserves have been established in accordance with GAAP.

(v) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, the related judgment does not constitute an Event of Default under Section 9.01(g).

(vi) Landlords’ liens on fixtures located on premises leased by the Borrower or one of its Material Subsidiaries in the ordinary course of business.

(vii) Security Interests arising in connection with contracts and subcontracts with or made at the request of the United States of America, any state thereof, or any department, agency or instrumentality of the United States or any state thereof for obligations not yet delinquent.

(viii) Any Security Interest arising by reason of deposits to qualify the Borrower or a Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, laws.

(ix) Any purchase money Security Interest claimed by sellers of goods on ordinary trade terms provided that no financing statement has been filed to perfect such Security Interest.

(x) The extension of any Security Interest existing as of the date hereof to additions, extensions, or improvements to the property subject to the Security Interest which does not arise as a result of borrowing money or the securing of Debt or other obligation or liability created, assumed or incurred after such date.

(xi) Security Interests on (i) property of a corporation or firm existing at the time such corporation or firm is merged or consolidated with the Borrower or any Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or a firm as an entirety (or the properties of a corporation or firm comprising a product line or line of business, as an entirety) or substantially as an entirety to the Borrower or a Subsidiary; or (ii) property comprising machinery, equipment or real property acquired by the Borrower or any of its Subsidiaries, which Security Interests shall have existed at the time of such acquisition and secure obligations assumed by the Borrower or such Subsidiary in connection with such acquisition; provided that the Security Interests of the type described in this clause (xi) shall not attach to or affect property owned by the Borrower or such Subsidiary prior to the event referred to in this clause (xi).

(xii) Security Interests arising in connection with the sale, assignment or other transfer by the Borrower or any Material Subsidiary of accounts receivable, lease receivables or other payment obligations (together with rights and assets related thereto, any of the foregoing being a “Receivable”) owing to the Borrower or any Subsidiary or any interest in any of the foregoing (together in each case with any collections and other proceeds thereof and any collateral, guaranties or other property or claims in favor of the Borrower or such Subsidiary supporting or securing payment by the obligor thereon of any such Receivables), in each case whether such sale, assignment or other transfer constitutes a “true sale” or a secured financing for accounting, tax or any other purpose; provided that either (i) such sale, assignment or other transfer shall have been made as part of a sale of the business out of which the applicable Receivables arose, (ii) such sale, assignment or other transfer is made in the ordinary course of business and is for the purpose of collection only, (iii) such sale, assignment or other transfer is made in connection with an agreement on the part of the assignee thereof to render performance under the contract that has given rise to such Receivable, or (iv) in all other cases, the aggregate outstanding principal amount of the investment or claim held by purchasers, assignees or other transferees of (or of interests in) such Receivables (as determined by the Borrower using any reasonable methods as of the time any such investment is made or claim is incurred) shall not exceed an amount equal to ten percent (10%) of the Consolidated total assets of the Borrower and its Consolidated Subsidiaries at such time.

(xiii) Security Interests securing non-recourse obligations in connection with leveraged or single-investor lease transactions.

(xiv) Security Interests securing the performance of any contract or undertaking made in the ordinary course of business (as such business is currently conducted) other than for the borrowing of money.

(xv) Any Security Interest granted by the Borrower or any Material Subsidiary of the Borrower; provided that (i) the property which is subject to such Security Interest is a parcel of real property, a manufacturing plant, manufacturing equipment, a warehouse, or an office building hereafter acquired, constructed, developed or improved by the Borrower or such Material Subsidiary, and (ii) such Security Interest is created prior to or contemporaneously with, or within 120 days after (x) in the case of acquisition of such property, the completion of such acquisition and (y) in the case of the construction, development or improvement of such property, the later to occur of the completion of such construction, development or improvement or the commencement of operations, use or commercial production (exclusive of test and start-up periods) of such property, and such Security Interest secures or provides for the payment of all or any part of the acquisition cost of such property or the cost of construction, development or improvement thereof, as the case may be.

(xvi) Any conditional sales agreement or other title retention agreement with respect to property acquired by the Borrower or any Material Subsidiary.

(xvii) Any Security Interest that secures an obligation owed to the United States of America or any state, territory or possession of the United States of America, any political subdivision of any of the foregoing or the District of Columbia (each, a “Governmental Entity”) in connection with a bond or other obligation issued by a Governmental Entity to finance the construction or acquisition by the Borrower or any Material Subsidiary of any manufacturing plant, warehouse, office building or parcel of real property (including fixtures).

(xviii) Any Security Interest in deposits or cash equivalent investments pledged with a financial institution for the sole purpose of implementing a hedging or financing arrangement commonly known as a “back-to-back” loan arrangement, provided in each case that neither the assets subject to such Security Interest nor the Debt incurred in connection therewith are reflected on the Consolidated balance sheet of the Borrower.

(xix) Security Interests of financial institutions as collecting banks or with respect to deposit or securities accounts held at such financial institutions, in each case in the ordinary course of business.

(xx) Any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Debt or any other obligation or liability secured by any Security Interest referred to in the foregoing clauses (i) through (xix), provided that the principal amount of Debt or any other obligation or liability secured by such Security Interest shall not exceed the principal amount outstanding immediately prior to such extension, renewal or refunding, and that the Security Interest securing such Debt or other obligation or liability shall be limited to the property which, immediately prior to such extension, renewal or refunding secured such Debt or other obligation or liability and additions to such property.

Notwithstanding the foregoing provisions of this Section 8.02(a) (but without limiting or affecting the provisions of Section 8.02(c)), the Borrower and its Material Subsidiaries may, at any time, suffer to exist, issue, incur, assume and guarantee Secured Debt (in addition to Secured Debt permitted to be secured under the foregoing clauses (i) through (xx)), provided that the aggregate amount of such Secured Debt, together with the aggregate amount of all other Secured Debt (not including Secured Debt permitted to be secured under the foregoing clauses (i) through (xx)) of the Borrower and its Material Subsidiaries which is suffered to exist, issued, incurred, assumed or guaranteed after July 1, 2015 does not at such time exceed ten percent (10%) of Consolidated Net Tangible Assets.

(b) Merger, Etc.

(i) Merge or consolidate with or into, or Transfer Assets to, any Person, except that the Borrower may (A) merge or consolidate with any corporation, including any Subsidiary, which is a U.S. Corporation and (B) Transfer Assets to any Subsidiary which is a U.S. Corporation; provided, in each case described in clause (A) and (B) above, that (x) immediately after giving effect to such transaction, no event shall have occurred and be continuing which constitutes an Event of Default or Unmatured Event of Default and (y) in the case of any merger or consolidation to which the Borrower shall be a party, the survivor of such merger or consolidation shall be the Borrower.

(ii) Permit any Material Subsidiary to merge or consolidate with or into, or Transfer Assets to, any Person unless, immediately after giving effect to such transaction, no event shall have occurred and be continuing which constitutes an Event of Default or Unmatured Event of Default.

For purposes of this Section 8.02(b): “Transfer Assets” means, when referring to the Borrower, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of the Borrower or of the Borrower and its Subsidiaries considered as a whole and means, when referring to a Material Subsidiary, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of such Material Subsidiary; and “U.S. Corporation” means a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia.

(c) Net Leverage Ratio. Permit the Net Leverage Ratio to be greater than (i) 5.00 to 1.00 at the end of any fiscal quarter until and including December 31, 2015, (ii) 4.75 to 1.00 at the end of the fiscal quarters ending on March 31, 2016, June 30, 2016 and September 30, 2016, (iii) 4.25 to 1.00 at the end of the fiscal quarter ending December 31, 2016 and (iv) 3.50 to 1.00 at the end of any fiscal quarter ending thereafter; provided, however, that the ratio in this clause (iv) shall be increased to 4.00 to 1.00 for the four fiscal quarter ends next following the consummation of any Material Acquisition.

(d) Interest Coverage Ratio. Permit the Interest Coverage Ratio to be less than 3.00 to 1.00 as of the end of each fiscal quarter.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.01. Events of Default. If any of the following events (each, an “Event of Default,” and, collectively, “Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to (i) pay any installment of interest on any Advance or any Facility Fee payable under Section 5.04(a), or any Letter of Credit Fee payable under Section 4.07 or Section 5.04(b), in each case when due and such default continues for five (5) days, or (ii) pay any amount of principal of any Advance or any Reimbursement Obligation when due; or

(b) Any representation or warranty made or deemed made by the Borrower (or any of its officers) in connection with this Agreement or any Advance or Letter of Credit shall prove to have been incorrect in any material respect (or, if any such representation or warranty is qualified by materiality or material adverse effect, in any respect) when made or deemed made; or

(c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 8.02(a) or Section 8.02(b) of this Agreement on its part to be performed or observed and such failure shall remain unremedied on the earlier to occur of (i) or (ii): (i) the date thirty (30) days after the Borrower shall have become aware of such failure or (ii) the date that financial statements of the Borrower shall be available from which it may be ascertained that such failure to perform or observe such term, covenant or agreement shall have occurred. For purposes of clause (ii) above, the date that any financial statements shall be deemed available shall be the date on which the Borrower shall file (or, if earlier, the date the Borrower shall have been required to file) such financial statements with the SEC as part of any report required to be filed pursuant to the Exchange Act; or

(d) The Borrower shall (i) fail to perform or observe, or shall breach, any other term, covenant or agreement contained in this Agreement on its part to be performed or observed (other than those failures or breaches referred to in subsections (a), (b), (c), (d)(ii) or (d)(iii) of this Section 9.01) and any such failure or breach shall remain unremedied for thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank; (ii) fail to perform or observe Section 8.02(c), 8.02(d) or the final sentence of Section 8.01(g); or (iii) fail to perform or observe Section 8.01(f)(v) and such failure shall remain unremedied for fifteen (15) days after the occurrence thereof; or

(e) The Borrower or any Material Subsidiary shall fail to pay any amount of principal of, interest on or premium with respect to, any Debt (other than that evidenced by this Agreement) of the Borrower or such Subsidiary when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) which Debt is outstanding under one or more instruments or agreements in an aggregate principal amount not less than $150,000,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist after the applicable grace period specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a scheduled prepayment), prior to the stated maturity thereof; or

(f) The Borrower or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or such Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Borrower or any such Material Subsidiary shall take corporate action to authorize any of the actions set forth above in this subsection (f); provided that, in the case of any such proceeding filed or commenced against the Borrower or any Material Subsidiary, such event shall not constitute an “Event of Default” hereunder unless either (i) the same shall have remained undismissed or unstayed for a period of sixty (60) days, (ii) an order for relief shall have been entered against the Borrower or such Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect or (iii) the Borrower or such Material Subsidiary shall have taken corporate action consenting to, approving or acquiescing in the commencement or maintenance of such proceeding; or

(g) Any judgment or order for the payment of money shall be rendered against the Borrower or any Material Subsidiary and (i) either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of thirty (30) consecutive days, in the case of a judgment or order rendered or entered by a court during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, and (ii) the amount of such judgment or order, when aggregated with the amount of all other such judgments and orders described in this subsection (g), shall exceed $150,000,000; provided that the rendering of any such judgment or order shall not constitute an Unmatured Event of Default; or

(h) Either (i) the PBGC shall institute proceedings under Section 4042 of ERISA to terminate any Plan and such Plan shall have an Unfunded Liability in an amount in excess of $150,000,000 at such time or (ii) withdrawal liability shall be assessed against the Borrower or any Material Subsidiary in connection with any Multiemployer Plan (whether under Section 4203 or Section 4205 of ERISA) and such withdrawal liability shall be an amount in excess of $150,000,000; or

(i) A Change of Control shall occur;

then, in any such event but subject to the next sentence, the Administrative Agent shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, (i) declare the obligation of each Bank to make Advances and the obligation of each Issuing Bank to issue Letters of Credit hereunder to be terminated, whereupon the same shall forthwith terminate, (ii) declare the entire unpaid principal amount of the Advances, all interest accrued and unpaid thereon and all other amounts payable under this Agreement (including Reimbursement Obligations) to be forthwith due and payable, whereupon the Advances, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; and (iii) demand delivery of, and promptly following such demand the Borrower shall deliver and pledge to the Administrative Agent (or another Bank selected by the Borrower) for the benefit of the Banks, cash or other collateral of a type satisfactory to the Majority Banks and having a value, as determined by the Administrative Agent, equal to the aggregate undrawn face amount of the Letters of Credit then outstanding and all fees and other amounts then due. In the event of the occurrence of an Event of Default under Section 9.01(f), (A) the obligation of each Bank to make Advances and the obligation of each Issuing Bank to issue Letters of Credit hereunder shall automatically be terminated and (B) the Advances, all such interest and all such amounts (including Reimbursement Obligations) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 9.02. Cash Collateral. Any cash collateral delivered pursuant to Section 9.01 in respect of the outstanding Letters of Credit shall be held by the Administrative Agent or the applicable Bank in a separate interest-bearing account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by and under the control of the Administrative Agent or the applicable Bank for the benefit of all of the Banks and the Issuing Banks as collateral security for the Borrower’s obligations in respect of this Agreement and each of the Letters of Credit. Amounts held in such account shall be applied on the direction of the Administrative Agent to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit, or if no such reimbursement is required, to payment of such of the other obligations due and owing hereunder as the Administrative Agent shall determine. If no Event of Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 9.02, which are not to be applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit or to payment of such of the other obligations due and owing hereunder, shall be promptly returned to the Borrower upon the Borrower’s request therefor.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.01. Authorization and Action. Each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks and such instructions shall be binding upon all Banks and all holders of Notes. The Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or applicable law and shall not be subject to any fiduciary duties.

SECTION 10.02. Duties and Obligations. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, (i) the Administrative Agent may treat the payee of any Note as the holder thereof unless and until the Administrative Agent receives written notice of the assignment thereof signed by such payee and the Administrative Agent receives the written agreement of the assignee that such assignee is bound hereby as it would have been if it had been an original Bank party hereto, in each case in form satisfactory to the Administrative Agent, (ii) the Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, and (iii) the Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder. Further, the Administrative Agent (A) makes no warranty or representation to any Bank and shall not be responsible to any Bank for the accuracy or completeness of any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (B) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower, and (C) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto.

SECTION 10.03. Administrative Agent and Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent, in its separate capacity as a Bank, shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Administrative Agent in its separate capacity as a Bank. The Administrative Agent, in its separate capacity as a Bank, and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, participate in Letters of Credit issued to and generally engage in any kind of business with, the Borrower, any Subsidiary and any Person which may do business with or own securities of the Borrower or any Subsidiary, all as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

SECTION 10.04. Bank Credit Decision. Each Bank agrees that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower. Accordingly, each Bank confirms to the Administrative Agent that such Bank has not relied, and will not hereafter rely, on the Administrative Agent, or any other Bank, (i) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Bank by the Administrative Agent), (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or (iii) in entering into this Agreement or in making its own credit decisions with respect to the taking or not taking of any action under this Agreement.

SECTION 10.05. Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) ratably according to the respective principal amounts of the Commitments then held by each of them (or if the Commitments have at the time been terminated, ratably according to the amounts of their Advances then outstanding), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification or amendment of this Agreement or preservation of any rights of the Administrative Agent or the Banks under, or the enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 10.06. Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs and other provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

SECTION 10.07. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation of the Administrative Agent, the Majority Banks shall have the right to appoint a successor Administrative Agent to assume the position as Administrative Agent of the retiring Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be either a Bank hereunder or a commercial bank organized or licensed under the laws of the United States or of any state thereof and having a combined capital and surplus of at least $500,000,000. The Borrower shall have the right to approve any successor Administrative Agent, which approval shall not be unreasonably withheld (in all such cases the Borrower shall be entitled to take into account its past and then existing commercial banking relationships, among other things); provided that if an Event of Default shall have occurred, such right of the Borrower to approve the successor Administrative Agent shall be suspended during the continuance of such Event of Default. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 10.08. Syndication Agents and Co-Lead Arrangers. None of the Banks identified on the cover page or signature pages of this Agreement as the “Syndication Agents” or “Co-Lead Arrangers” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks identified as Syndication Agents or Co-Lead Arrangers in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Amendments, Etc.

(a) Subject to the further terms of this Section 11.01, no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Section 6.01, (b) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances and L/C Obligations, or the number of Banks, which shall be required for the Banks or any of them to take any action hereunder, or amend the definition herein of “Majority Banks,” or (c) amend this Section 11.01. No amendment, waiver or consent shall: (i) change the Commitments of any Bank or subject any Bank to any additional obligations without the written consent of such Bank, (ii) reduce the principal of, or interest on, the Advances or the Reimbursement Obligations or any Facility Fees, Letter of Credit Fees or other amount payable hereunder without the written consent of each Bank directly affected thereby, provided, however, that only the consent of the Majority Banks shall be necessary to amend Section 5.09 or to waive any obligation of the Borrower to pay interest at the rate specified in such Section 5.09 or (iii) change any date fixed for any payment in respect of principal of, or interest on, the Advances or the Reimbursement Obligations or any Facility Fees, Letter of Credit Fees or other amount payable hereunder without the written consent of each Bank directly affected thereby. No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required hereinabove to take such action, affect the rights or duties of the Administrative Agent under this Agreement. No amendment, waiver or consent shall, without the consent of each Swingline Bank or Issuing Bank affected thereby, amend, modify or waive any provision of Article III, Article IV or alter any rights or obligations with respect to any Swingline Loan or Letter of Credit issued by such Swingline Bank or Issuing Bank. Notwithstanding the foregoing, the actions contemplated by Section 2.05 shall not be subject to the consent of the Banks, except as otherwise expressly provided in such Section 2.05.

(b) Notwithstanding the foregoing, no amendment or amendment and restatement of this Agreement which is in all other respects approved by the Banks in accordance with this Section 11.01 shall require the consent or approval of any Bank (i) which immediately after giving effect to such amendment or amendment and restatement, shall have no Commitment or other obligation to maintain or extend credit under this Agreement (as so amended or amended and restated), including any obligation in respect of any drawing under or participation in any Letter of Credit and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, shall have been paid in full all amounts owing to it hereunder (including principal, interest and fees). From and after the effectiveness of any such amendment or amendment and restatement, any such Bank shall be deemed to no longer be a “Bank” hereunder or a party hereto; provided, that any such Bank shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof would survive a termination of this Agreement.

SECTION 11.02. Notices, Etc.

(a) All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows: if to the Borrower, at the address set forth for the Borrower on the signature pages hereof; if from the Borrower to the Administrative Agent or any Bank, to the Administrative Agent at the address set forth for the Administrative Agent on the signature pages hereof; if from the Administrative Agent to any Bank, at the address of such Bank’s Domestic Lending Office or, in the case of a notice or communication relating to information delivered under Section 8.01(f), by posting on an Internet website established by the Administrative Agent with Intralinks, Inc. or other similarly available electronic media; or, in any case, at such other address as shall be designated by such party in a written notice to the other parties hereto (except in the case of the Borrower, as to which a change of address may be made by notice to the Administrative Agent on behalf of the Banks and except in the case of any Bank, as to which a change of address may be made by notice to the Administrative Agent). Subject to the next sentence, notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and communications (i) pursuant to Articles II and X shall not be effective until they are received by the addressee during its normal business hours; and (ii) sent by facsimile to the Borrower shall not be effective until the sender has received confirmation of receipt (either in writing or by telephone from the intended recipient or electronically). The Administrative Agent agrees to deliver promptly to each Bank copies of each report, document, certificate, notice and request, or summaries thereof, which the Borrower is required to, and does in fact, deliver to the Administrative Agent in accordance with the terms of this Agreement, including copies of any reports to be delivered by the Borrower pursuant to Section 8.01(f).

(b) Notices and other communications to the Banks and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or any Issuing Bank pursuant to Article II, III or IV if such Bank or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II, III or IV by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to a Bank’s e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the such Bank (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of such Bank, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for such Bank, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received by a Bank upon the deemed receipt by such Bank at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 11.03. No Waiver; Cumulative Remedies. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver hereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04. Costs and Expenses; Indemnification.

(a) The Borrower agrees to reimburse on demand the Administrative Agent, the Syndication Agents and the Co-Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses (including, subject to such limits as may be agreed to in writing by the applicable parties from time to time, the reasonable and documented fees, time charges and expenses of one law firm for the Administrative Agent, the Syndication Agents and the Co-Lead Arrangers, and, with the prior written consent of the Borrower (such consent not to be unreasonably withheld), any special or local counsel deemed appropriate by such law firm) incurred by the Administrative Agent, the Syndication Agents and the Co-Lead Arrangers in connection with the preparation, negotiation, distribution through e-mail or secured website, execution, syndication and enforcement of this Agreement, the Notes, if any, and the other documents to be delivered hereunder or contemplated hereby; provided, however, that such out-of-pocket costs and expenses of the Administrative Agent, the Syndication Agents and the Co-Lead Arrangers through the date of execution of this Agreement shall only be payable as set forth in a separate fee letter (if any) executed and delivered prior to the effective date of this Agreement by the Administrative Agent, the Syndication Agents, the Co-Lead Arrangers and the Borrower. The Borrower further agrees to pay on demand all direct out-of-pocket losses, and reasonable out-of-pocket costs and expenses, if any (including reasonable fees and out-of-pocket expenses of outside counsel), of the Administrative Agent, any Issuing Bank, any Swingline Bank and any Bank in connection with the enforcement (whether by legal proceedings, negotiation or otherwise) of this Agreement, the Notes, if any, and the other documents delivered hereunder; provided that the Borrower shall not be obligated to pay the fees, time charges and expenses of any counsel other than (i) a single counsel for the Administrative Agent, (ii) a single counsel for the Banks, (iii) any local or special counsel reasonably determined to be necessary by the counsel referred to in clause (i) or (ii) above, and (iv) any additional counsel reasonably determined to be necessary by any counsel for the Banks pursuant to clause (ii) or (iii) above due to an actual or potential conflict of interest.

(b) If (i) due to payments made by the Borrower due to acceleration of the maturity of the Advances pursuant to Section 9.01 or due to any other reason, any Bank receives payments of principal of any Eurodollar Rate Advance, or any Eurodollar Rate Advance is Converted to a Base Rate Advance, in each case other than on the last day of the Interest Period for such Advance or (ii) the Borrower fails to borrow, convert, continue or prepay any Eurodollar Rate Advance on the date specified in any notice delivered by it pursuant hereto, the Borrower shall, upon demand by any Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional direct out-of-pocket losses, costs or expenses which it may reasonably incur as a result of such payment, Conversion or failure, including, any such loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Advance; provided that the amount of such loss, cost or expense shall not exceed the amount determined by such Bank to be the excess, if any, of (i) the amount of interest that would have accrued on a principal amount equal to such Advance, at the Eurodollar Rate applicable to such Advance, for the period from the date of such payment to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Advance) (in either such case, the “Relevant Period”), over (ii) the amount of interest that would accrue on such principal amount for the Relevant Period at the interest rate that such Bank would bid, were it to bid at the commencement of the Relevant Period, for deposits in Dollars in a comparable amount and for the Relevant Period from other banks in the London interbank market. For purposes of calculating amounts payable by the Borrower to a Bank under this Section 11.04(b), each Bank shall be deemed to have funded each Eurodollar Rate Advance made by it at the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the London interbank market for such currency for a comparable amount and for a comparable period.

(c) Subject to the next sentence, the Borrower agrees to indemnify and hold harmless the Administrative Agent, each Issuing Bank, each Swingline Bank, each Bank, their respective Affiliates and each of the foregoing’s respective directors, officers and employees from and against any and all claims, damages, liabilities and out-of-pocket expenses (including reasonable fees and out-of-pocket expenses of outside counsel) which may be incurred by or asserted against the Administrative Agent, such Issuing Bank, such Swingline Bank or such Bank or any such director, officer or employee in connection with or arising out of any investigation, litigation, or proceeding (whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its equity holders, its Affiliates, its creditors or any other Person) (i) related to this Agreement, any transaction or proposed transaction (whether or not consummated) contemplated hereby or in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by the Borrower, whether or not the Administrative Agent, such Issuing Bank, such Swingline Bank or such Bank or any such director, officer or employee is a party to such transactions or (ii) related to the Borrower’s entering into this Agreement, or to any actions or omissions of the Borrower, any of its Subsidiaries or Affiliates or any of its or their respective officers, directors or employees in connection therewith, and in each case regardless of whether the indemnified Person is party thereto. The Borrower shall not be required to indemnify any such indemnified Person from or against any portion of such claims, damages, liabilities or expenses (a) arising out of the gross negligence or willful misconduct of such indemnified Person as determined in a final judgment by a court of competent jurisdiction or (b) that result from the violation by the Administrative Agent, such Issuing Bank, such Swingline Bank or such Bank of any law or judicial order.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Advance or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify a Person against special, indirect, consequential or punitive damages asserted against such Person by a third party.

SECTION 11.05. Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 9.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 9.01, each Bank (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or any of its Affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Notes held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement and any Notes and of whether or not such obligations may be matured. Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank, but the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 11.05 are in addition to other rights and remedies (including, other rights of set-off) which such Bank may have.

SECTION 11.06. Binding Effect; Assignment.

(a) This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Banks.

(b) Any Bank may assign, participate or otherwise transfer all or any part of, or interest in, such Bank’s rights and obligations hereunder and under the Notes issued to it hereunder to one or more banks or other entities (excluding natural persons); provided that (i) in the case of any assignment or other transfer (other than a participation) to a Person that is not a Bank, an Affiliate of a Bank or an Approved Fund, the Borrower (except during the continuance of an Event of Default), the Issuing Banks, the Swingline Banks and the Administrative Agent, in each case whose consent shall not be unreasonably withheld or delayed, shall have expressly agreed in writing; provided that a material increase in counterparty risk shall be reasonable grounds (although not exclusive grounds) for the withholding of such consent; and further provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; (ii) in the case of any assignment in part, the amount of the Commitment being assigned pursuant to such assignment shall in no event be less than $5,000,000 (or a lesser amount approved by the Administrative Agent and, except during the continuance of an Event of Default, the Borrower); and (iii) any participation shall be in compliance with Section 11.06(f). Upon the effectiveness of any such assignment (but not in the event of any such participation or other transfer), such assignee shall be a Bank hereunder and shall have all the rights and benefits thereof. However, unless and until the conditions for the Administrative Agent’s treating such assignee as holder pursuant to clause (c) below shall have been satisfied, such assignee shall not be entitled to exercise the rights of a Bank under this Agreement and the Administrative Agent shall not be obligated to make payment of any amount to which such assignee may become entitled hereunder other than to the Bank which assigned its rights to such assignee. Nothing contained herein shall impair the ability of any Bank, in its discretion, to agree, solely as between itself and its assignees, participants and other transferees, upon the manner in which such Bank shall exercise its rights under this Agreement and the Notes made to such Bank. The assignee, if it shall not already be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(c) In order to effect any assignment permitted hereunder by a Bank of all or any portion of its Commitment hereunder, the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an agreement substantially in the form of Exhibit 11.06 hereto (an “Assignment and Acceptance”), together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 payable by the assignor or assignee. Upon such execution, delivery, acceptance and recording and delivery to the Administrative Agent of such assignee’s Administrative Questionnaire, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 5.13, 5.15 and 11.04 for any events or circumstances occurring or existing before the effective date of assignment).

(d) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 7.01(f) (and any later statements delivered pursuant to Section 8.01(f)(ii)) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(e) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 11.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount (and stated interest on) of the Advances owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(f) Any Bank may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Banks (but with notice to the Borrower, unless such participation is sold to an Affiliate of such Bank), sell to any Person (other than a natural Person, a Defaulting Bank or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) participations in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Bank’s participations in Swingline Loans) owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 10.05 without regard to the existence of any participation. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the third sentence of Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.13 and 5.15 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to this Section (it being understood that the documentation required under Section 5.15(f) shall be delivered to the Borrower and Administrative Agent) to the same extent as if it were a Bank and had acquired its interest by assignment; provided that such Participant (A) agrees to be subject to the provisions of Section 5.18 and of the last sentence of Section 5.11 as it if were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.13 or 5.15 with respect to any participation, than the Bank from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Bank that sells participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.18 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.05 as though it were a Bank; provided that such Participant agrees to be subject to Section 5.17 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under this Agreement or any Note (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under this Agreement or any Note) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participations for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Notwithstanding anything contained herein to the contrary, each Bank may pledge its right, title and interest under this Agreement and any Note made to it to the Board of Governors of the Federal Reserve System, or any other Governmental Authority, as security for financial accommodations or privileges being provided or extended to such Bank by such Governmental Authority.

SECTION 11.07. Confidentiality. The Administrative Agent, each Bank and each Issuing Bank agree to hold any Information (as defined below) which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates, legal counsel, accountants, and other professional advisors, and then solely on a need-to-know basis, (ii) in response to any request or order therefor issued by any Governmental Authority, (iii) as required by law, regulation, or judicial process, (iv) within any legal proceeding to enforce any of its rights or remedies hereunder; provided that an Event of Default shall have occurred hereunder and the requisite Banks shall have elected under Section 9.01 to enforce such rights or remedies against the Borrower, (v) to any permitted assignee or participant under Section 11.06, (vi) to any agents and advisors of a Bank solely in connection with the administration of this Agreement and the Advances and L/C Obligations hereunder, (vii) of Information which has already become publicly available at the time of such disclosure or (viii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations. In the case of disclosure pursuant to clause (ii) or (iii) above, the disclosing party agrees, to the extent practicable and permitted by applicable law, regulation or judicial process, to promptly notify the Borrower prior to such disclosure and to request confidential treatment if the Borrower so requests. “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Bank on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.

EACH BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 11.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the internal laws (as distinguished from the conflicts of laws rules) of the State of New York.

SECTION 11.09. Jurisdiction; Consent to Service of Process.

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against the other parties hereto or their respective properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the first sentence of paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or in a .PDF or similar file shall be effective as delivery of a manually executed counterpart hereof.

SECTION 11.12. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 11.13. Entire Agreement. This Agreement, taken together with all of the other documents, instruments and certificates contemplated herein to be delivered by the Borrower, including, the fee letters (if any) executed and delivered prior to the effective date of this Agreement by the Administrative Agent, the Syndication Agents, the Co-Lead Arrangers and the Borrower, embodies the entire agreement and supersedes all prior agreements, written and oral, relating to the subject matter hereof as among the Borrower, the Banks parties hereto and the Administrative Agent.

SECTION 11.14. Existing US Agreement. The Banks that are parties to the Existing US Agreement (which constitute “Majority Banks” thereunder) waive any notice of the termination of the commitments thereunder and such Banks and the Borrower agree that such commitments automatically shall terminate concurrently with the effectiveness hereof pursuant to Section 6.01.

SECTION 11.15. USA PATRIOT ACT. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

SECTION 11.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Co-Lead Arrangers and the Banks are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Co-Lead Arrangers and the Banks, on the other hand, (ii) the

Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) the Administrative Agent, the Co-Lead Arrangers and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) neither the Administrative Agent, the Co-Lead Arrangers nor any Bank has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Administrative Agent, the Co-Lead Arrangers and the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Co-Lead Arrangers, nor any Bank has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, each of the Banks and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Co-Lead Arrangers or any Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 11.17. Lending Installations. Notwithstanding any other provision of this Agreement, each Bank at its option may make any Advance or issue any Letter of Credit, as applicable, by causing any domestic or foreign office, branch or Affiliate of such Bank (an “Applicable Lending Installation”) to make such Advance or Letter of Credit that has been designated by such Bank to the Administrative Agent; provided that a Bank shall not designate an Alternate Lending Installation if the effect of doing so would increase the amount of the Borrower’s obligations pursuant to Section 5.13 or 5.15 relative to what they would be absent such designation. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Bank and the Advances, Letters of Credit and any Notes issued hereunder shall be deemed held by each Bank for the benefit of any such Applicable Lending Installation. Each Bank may, by written notice to the Administrative Agent and the Borrower, designate replacement or additional Applicable Lending Installations through which Advances or Letters of Credit will be made by it and for whose account Advance or Letter of Credit payments are to be made. Any exercise of such option shall not affect the obligation of the Borrower to repay such Advance or Letter of Credit in accordance with the terms of this Agreement.

[Signature Pages Follow]

The duly authorized parties hereto have caused this Agreement to be executed by their respective officers or agents, as of the date of this Agreement.

BAXTER INTERNATIONAL INC.

By:	/s/ James K. Saccaro
Name:	James K. Saccaro
Title:	CORPORATE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
Address for Notice Purposes: One Baxter Parkway Deerfield, Illinois 60015 Attention: Treasurer and Assistant Treasurer Telephone: (224) 948-3212 Telecopy: (224) 948-2624

Signature Page to

Five-Year Credit Agreement

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Olivier Lopez
Name:	Olivier Lopez
Title:	Vice President

Address for Notice Purposes:
10 South Dearborn
Chicago, Illinois 60603
Attention: Olivier Lopez
Telephone: (312) 325-3229
Telecopy: (312) 244-3027

Regarding Borrowings: Attention: Teresita Siao Telephone: (312) 385-7051
Telecopy: (888) 292-9533

Signature Page to

Five-Year Credit Agreement

Bank of America, N.A.

By:	/s/ Joseph L. Corah
Name:	Joseph L. Corah
Title:	Director

Signature Page to

Five-Year Credit Agreement

CITIBANK, N.A.

By:	/s/ Marni McManus
Name:	Marni McManus
Title:	Vice President

Signature Page to

Five-Year Credit Agreement

MIZUHO BANK, LTD.

By:	/s/ Bertram H. Tang
Name:	Bertram H. Tang
Title:	Authorized Signatory

Signature Page to

Five-Year Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

Signature Page to

Five-Year Credit Agreement

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

Signature Page to

Five-Year Credit Agreement

UBS AG, Stamford Branch, as a Lender

By:	/s/ Craig Pearson
Name:	Craig Pearson
Title:	Associate Director Banking Product Services, US

By:	/s/ Houssem Daly
Name:	Houssem Daly
Title:	Associate Director Banking Product Services, US

Signature Page to

Five-Year Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Christopher Day
Name:	Christopher Day
Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
Name:	Karim Rahimtoola
Title:	Authorized Signatory

Signature Page to

Five-Year Credit Agreement

BARCLAYS BANK PLC

By:	/s/ Kayode Sulola
Name:	Kayode Sulola
Title:	Assistant Vice President

Executed in London, United Kingdom

Signature Page to

Five-Year Credit Agreement

HSBC Bank USA, N.A.

By:	/s/ Andrew Bicker
Name:	Andrew Bicker
Title:	Senior Vice President

Signature Page to

Five-Year Credit Agreement

THE BANK OF TOKYO MITSUBISHI UFJ, LTD.

By:	/s/ Jaime Johnson
Name:	Jaime Johnson
Title:	Vice President

Signature Page to

Five-Year Credit Agreement

Toronto Dominion (Texas) LLC

By:	/s/ Savo Bozic
Name:	Savo Bozic
Title:	Authorized Signatory

Signature Page to

Five-Year Credit Agreement

Bank of China, Chicago Branch

By:	/s/ Xu Kefei
Name:	Xu Kefei
Title:	SVP & Branch Manager

Signature Page to

Five-Year Credit Agreement

THE BANK OF NEW YORK MELLON

By:	/s/ Clifford A. Mull
Name:	Clifford A. Mull
Title:	First Vice President

Signature Page to

Five-Year Credit Agreement

Exhibit 2.02

FORM OF

NOTICE OF BORROWING

JPMorgan Chase Bank, National Association,

as Administrative Agent for the

Banks that are parties to the Credit

Agreement referred to below

10 S. Dearborn Street, Floor L2

Chicago, Illinois 60603

Attention: Teresita Siao

Dear Ms. Siao:

The undersigned, Baxter International Inc., refers to the Five-Year Credit Agreement, dated as of July 1, 2015 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Baxter International Inc., the Banks parties thereto and JPMorgan Chase Bank, National Association, as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02 of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                     , 20    .

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $            .

(iv) The Interest Period for each [Eurodollar Rate Advance] made as part of the Proposed Borrowing is [     months].

(v) The proceeds of the Proposed Borrowing [will not be used, directly or indirectly, to purchase or carry Margin Stock] [will be used to purchase or carry Margin Stock. A duly completed Form FR U-l (OMB No. 7100-0115), executed by a duly authorized officer of the undersigned, accompanies this Notice of Borrowing and sets forth thereon the relevant information with respect to the use of the proceeds of the Proposed Borrowing].

Very truly yours, BAXTER INTERNATIONAL INC.

By:

Title:

Exhibit 2.03

FORM OF

NOTICE OF INTEREST RATE ELECTION

JPMorgan Chase Bank, National Association,

as Administrative Agent for the

Banks that are parties to the Credit

Agreement referred to below

10 S. Dearborn Street, Floor L2

Chicago, Illinois 60603

Attention: Teresita Siao

Dear Ms. Siao:

The undersigned, Baxter International Inc., refers to the Five-Year Credit Agreement, dated as of July 1, 2015 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Baxter International Inc., the Banks parties thereto and JPMorgan Chase Bank, National Association, as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement of an interest rate election, and in that connection sets forth below the information relating to the affected Borrowing (the “Affected Borrowing”) as required by Section 2.03 of the Credit Agreement:

(i)	The Affected Borrowing is the following:

(a)	Type:

(b)	Last Day of Present Interest Period:

(c)	Aggregate Amount: $ .

(ii)	The portion of such Affected Borrowing to be [Converted/continued] is: $

(iii)	Business Day of the [Conversion/conversion] in respect of the Affected Borrowing is , 20 .

(iv)	Upon giving effect to the [Conversion/continuation], the Affected Borrowing shall be comprised of the following:

[(a)	$ of [Base Rate Advances] ;

(b)	$ of Eurodollar Rate Advances having an Interest Period of month[s]; and

(c)	$ of Eurodollar Rate Advances having an Interest Period of month[s].

Very truly yours, BAXTER INTERNATIONAL INC.

By:

Title:

Exhibit 11.06

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Bank]]

3.	Borrower:	Baxter International Inc.

4.	Administrative Agent: JPMorgan Chase Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Five-Year Credit Agreement, dated as of July 1, 2015, among Baxter International Inc., the Banks party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent (the “Credit Agreement”)

6.	Assigned Interest:

Aggregate Amount of Commitment/Advances for all Banks	Amount of Commitment/Advances Assigned	Percentage of Commitment/Advances Assigned[1]
$	$	%
$	$	%
$	$	%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and Accepted:]2

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as

Administrative Agent

By
Title:

[Consented to:]3

BAXTER INTERNATIONAL INC., as Borrower

By
Title:

[Consented to:]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as

Issuing Bank

By
Title:

[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement
[3]	To be added only if the consent of the Borrower and/or other parties (e.g., Swingline Banks, Issuing Banks) is required by the terms of the Credit Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other document or instrument delivered in connection therewith, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other document or instrument delivered in connection therewith or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other document or instrument delivered in connection therewith or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other document or instrument delivered in connection therewith.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 7.01(f) thereof and any later financial statements delivered pursuant to Section 8.01(f)(ii) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a non-U.S. Bank, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 1, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Baxter International Inc. and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the loan(s) (as well as any Note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:                      , 20[    ]

EXHIBIT C-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 1, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Baxter International Inc. and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

EXHIBIT C-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 1, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Baxter International Inc. and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

EXHIBIT C-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 1, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Baxter International Inc. and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the loan(s) (as well as any Note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such loan(s) (as well as any Note(s) evidencing such loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other loan document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:                      , 20[    ]

Schedule 1.01

COMMITMENTS

Bank	Amount of Commitment
Breakdown on record with the Borrower.
Total	$1,500,000,000

L/C COMMITMENTS

Bank	Amount of Commitment
Breakdown on record with the Borrower.
Total	$250,000,000

Schedule 1.02

Existing Letters of Credit

Booking Party Name	Reference Number	Release Date	Expiry Date
Baxter International Inc.	CPCS-958685	9/21/2011	6/30/2016
Baxter International Inc.	CPCS-633302	5/10/2004	3/22/2016
Baxter International Inc.	CPCS-633293	5/10/2004	7/31/2016
Baxter International Inc.	CPCS-630567	1/23/2004	7/1/2016
Baxter International Inc.	CPCS-399222	9/25/2007	10/1/2015
Baxter International Inc.	CPCS-317673	1/15/2013	11/1/2015

Schedule 5

PRICING MATRIX

The Applicable Eurodollar Margin, the Applicable Base Rate Margin, the Facility Fee Rate and the Letter of Credit Fee Rate, respectively, shall be determined in accordance with the table below (in basis points per annum) and the other provisions of this Schedule 5 on the basis of the publicly announced ratings (“Credit Ratings”) by Moody’s, S&P and Fitch on the Borrower’s senior unsecured Debentures, the applicable rate to change when and as such Credit Ratings change.

	Level I	Level II	Level III	Level IV	Level V	Level VI
Reference Rating (Moody’s/S&P/Fitch)	≥ A2 / A / A	≥ A3 / A- / A-	≥ Baa1 / BBB+ / BBB+	≥ Baa2 / BBB / BBB	≥ Baa3 / BBB- / BBB-	< Baa3- / BBB- / BBB-
Facility Fee Rate	7.5	10.0	12.5	15.0	17.5	25.0
Applicable Eurodollar Margin	80.0	90.0	100.0	110.0	120.0	150.0
Applicable Base Rate Margin	0.0	0.0	0.0	10.0	20.0	50.0
Letter of Credit Fee Rate	80.0	90.0	100.0	110.0	120.0	150.0

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Fitch Rating” means, at any time, the rating issued by Fitch Ratings Inc. or any successor, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Level I Status” exists at any date if, on such date, the Borrower has Ratings that are better than or equal to at least two of the following three Ratings: (i) Moody’s Rating of A2, (ii) S&P Rating of A and (iii) Fitch Rating of A.

“Level II Status” exists at any date if, on such date, (a) the Borrower has not qualified for Level I Status and (b) the Borrower has Ratings that are better than or equal to at least two of the following three Ratings: (i) Moody’s Rating of A3, (ii) S&P Rating of A- and (iii) Fitch Rating of A-.

“Level III Status” exists at any date if, on such date, (a) the Borrower has not qualified for Level I Status or Level II Status and (b) the Borrower has Ratings that are better than or equal to at least two of the following three Ratings: (i) Moody’s Rating of Baa1, (ii) S&P Rating of BBB+ and (iii) Fitch Rating of BBB+.

“Level IV Status” exists at any date if, on such date, (a) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (b) the Borrower has Ratings that are better than or equal to at least two of the following three Ratings: (i) Moody’s Rating of Baa2, (ii) S&P Rating of BBB and (iii) Fitch Rating of BBB.

“Level V Status” exists at any date if, on such date, (a) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (b) the Borrower has Ratings that are better than or equal to at least two of the following three Ratings: (i) Moody’s Rating of Baa3, (ii) S&P Rating of BBB- and (iii) Fitch Rating of BBB-.

“Level VI Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. or any successor, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Rating” means Moody’s Rating, S&P Rating or Fitch Rating.

“S&P Rating” means, at any time, the rating issued by Standard and Poor’s Financial Services, LLC, or any successor, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Facility Fee Rate, Applicable Base Rate Margin, Applicable Eurodollar Margin and Letter of Credit Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Ratings; provided that if at any time there is a split in the Ratings issued by Moody’s, S&P and Fitch, then notwithstanding the foregoing, Status shall be based upon the two Ratings upon which the highest Status applies (with Level I Status being the highest and Level VI Status being the lowest), unless (1) the lowest Rating is more than one tier lower than the other two Ratings, in which case Status shall be one level lower than the otherwise applicable Status and (2) the Ratings issued by Moody’s, S&P and Fitch are all in different tiers, in which case Status shall be determined by the second highest of the three Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. Subject to the following sentence, until January 4, 2016, Status shall be deemed to be the lower of Level III Status and the Status otherwise applicable pursuant to the above. If the Borrower does not have at least two of the three Ratings, Level VI Status shall apply.